Filed Pursuant to Rule 424(b)(5)

Registration No. 333-139520

The Information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 7, 2009

PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JANUARY 9, 2007

$75,000,000

Common Stock

We are offering              shares of our common stock. Our common stock is listed on the NASDAQ Global Select Market under the symbol “BANR.” On December 4, 2009, the last reported sale price of our common stock on the NASDAQ Global Select Market was $2.57 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-8 of this prospectus supplement to read about factors you should consider before buying our common stock.

	Per Share	Total
Public offering price	$		$75,000,000
Underwriting discounts and commissions	$	$
Proceeds to Banner Corporation (before expenses)	$	$

The underwriters have the option to purchase up to an additional              shares of our common stock at the public offering price, less underwriting discounts and commissions, within 30 days of the date of this prospectus supplement solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The shares of common stock offered by this prospectus supplement are not savings accounts, deposits or other obligations of a bank or savings institution and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

The underwriters expect to deliver the common stock in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about                     , 2009.

Sole Book Running Manager	Co-Manager

SANDLER O’NEILL + PARTNERS, L.P.	D.A. DAVIDSON & CO.

The date of this prospectus supplement is December     , 2009

WASHINGTON
OREGON
IDAHO
BANNER CORPORATION
Point Roberts
Blaine
Ferndale
Lynden
Orcas Island
Bellingham
Friday Harbor
Lopez Island
Burlington
Oak Harbor
Woodinville
Everett
Bothell
Redmond
Edmonds
Kirkland
Seattle
Bellevue
Mercer Island
Renton
Kent
Federal Way
Puyallup
Olympia
Wenatchee
Moses Lake
Spokane
Cheney
Rockford
Selah
Yakima
Sunnyside
Richland
Pasco
Kennewick
Dayton
Lewiston
Meridian
Clarkston
Walla Walla
Hermiston
Boardman
Stanfield
Pendleton
La Grande
Baker City
Vancouver
Beaverton
Portland
Lake Oswego
Tualatin
Salem
Boise
Nampa
Twin Falls

Eastern Washington
Cheney Branch
Clarkston Branch
College Place Branch
Dayton Branch
East Wenatchee Branch
Kennewick - Columbia Center Branch
Kennewick - Quinault Loan Center
Kennewick Branch
Liberty Lake Branch *(Inside Safeway)*
Moses Lake Loan Center
Pasco Branch
Richland Branch
Rockford Branch
Selah Branch
Spokane - 3rd & Stevens Branch
Spokane - Avista Stadium ATM *(Spokane Indians Baseball Field)*
Spokane - Division Street Branch
Spokane - Hamilton Branch *(Inside Safeway)*
Spokane - Hastings Branch
Spokane - Inside Cheney Trading Co. ATM
Spokane - Market Street Branch *(Inside Safeway)*
Spokane - Northtown Branch
Spokane - Southeast Boulevard Branch
Spokane Commercial Banking Center
Spokane Real Estate Loan Center
Spokane Riverside & Post Branch
Spokane Valley - Argonne Branch
Spokane Valley - Millwood Branch
Spokane Valley - Sprague & Mullan Branch
Spokane Valley - Sprague & University Branch
Spokane Valley - Sullivan Branch
Sunnyside Branch
Walla Walla - 9th Avenue Branch
Walla Walla - Corporate Headquarters
Walla Walla - Eastgate Branch
Walla Walla - Marcus Whitman Hotel & Conference Center ATM
Walla Walla - Super1 ATM
Walla Walla Main Branch
Walla Walla Residential Loan Center
Wenatchee Branch
Yakima - Nob Hill Branch
Yakima - Summitview Branch
Yakima - Terrace Heights Branch
Yakima Main Branch

Western Washington
Bellevue Branch
Bellevue Center Branch
Bellevue Corporate Banking
Bellevue Loan Center
Bellingham - Barkley Boulevard Branch
Bellingham - Fairhaven Branch
Bellingham Branch
Bellingham Real Estate Loan Center
Blaine Branch
Bothell Branch
Burlington Branch
East Vancouver Branch
Edmonds Branch
Everett - Colby Branch & Commercial Banking Center
Everett - Evergreen Way Branch
Federal Way Branch
Ferndale Branch *(Inside Haggen)*
Friday Harbor Branch *(Islanders Bank)*
Kent Branch
Kirkland Branch
Lopez Island Branch *(Islanders Bank)*
Lynden Branch
Lynnwood - Alderwood Branch
Mercer Island Branch
Oak Harbor Branch
Oak Harbor Home Loan Center
Orcas Island Branch *(Islanders Bank)*
Point Roberts Branch *(Inside International Market Place)*
Puyallup Loan Center
Redmond Branch
Renton Branch
Seattle - Belltown Branch
Seattle - Madison Branch
Seattle Corporate Banking
Seattle International Banking
South Everett Branch
Woodinville Branch

Eastern Oregon
Baker City Branch
Boardman Branch
Hermiston - Good Shepherd Hospital ATM
Hermiston - Safeway ATM
Hermiston Branch
Hermiston Commercial Loan Center
Hermiston Drive-Up
La Grande Branch
Pendleton - Albertsons Branch
Pendleton Branch
Stanfield Branch
Umatilla Branch

Western Oregon
Beaverton - Cedar Hills Branch
Beaverton - Murray Scholls Branch
Hillsboro - Tanasbourne Branch
Lake Oswego - Lake Grove Branch
Lake Oswego Branch
Lake Oswego Commercial Lending Center
Portland - Pearl District Branch
Portland Main Branch & Commercial Lending Center
Tualatin Branch

Idaho
Boise - 10th & Bannock Branch
Boise - 10th & Bannock Commercial Banking Center
Boise - 10th & Bannock Residential Lending Center
Boise - Fairview Branch
Boise - Overland Branch
Lewiston - 21st Street Branch
Lewiston - Bryden Branch
Meridian Branch
Nampa Branch
Twin Falls - Magic Valley Commercial Banking Center
Twin Falls Branch

Full Service Branches
Loan Centers

Prospectus Supplement

Prospectus

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus and any “free writing prospectus” we authorize to be delivered to you. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. The information contained in or incorporated by reference in this prospectus and any such “free writing prospectus” is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from, or in addition to, the information in the accompanying prospectus.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, contains more general information about us, the common stock offered hereby and other securities that we may offer from time to time, some of which information may not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent the description of this offering in the prospectus supplement differs from the description in the accompanying prospectus or any document incorporated by reference filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement.

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any common stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

In this prospectus supplement, “Banner,” the “Company,” “we,” “our,” “ours,” and “us” refer to Banner Corporation, which is a bank holding company headquartered in Walla Walla, Washington, and its subsidiaries on a consolidated basis, unless the context otherwise requires. References to “Banner Bank” and “Islanders Bank” in this prospectus supplement, means our subsidiaries, Banner Bank and Islanders Bank, respectively, each of which is a Washington state-chartered commercial bank. We sometimes refer to Banner Bank and Islanders Bank as, collectively, the “Banks” and, individually, a “Bank.” References to “Banner Corporation” refer to Banner Corporation, a Washington corporation, on an unconsolidated basis.

S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference may contain forward-looking statements. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.” Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated, including, but not limited to:

•

the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets;

•	changes in general economic conditions, either nationally or in our market areas;

•	changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources;

•	fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas;

•	secondary market conditions for loans and our ability to sell loans in the secondary market;

•

results of examinations of us by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and of our bank subsidiaries by the Federal Deposit Insurance Corporation (the “FDIC”), the Washington State Department of Financial Institutions, Division of Banks (the “Washington DFI”) or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action against us or any of the Banks which could require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings;

•	legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules;

•	our ability to attract and retain deposits;

•	further increases in premiums for deposit insurance;

•	our ability to control operating costs and expenses;

•	the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation;

•	staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges;

•	the failure or security breach of computer systems on which we depend;

•	our ability to retain key members of our senior management team;

•	costs and effects of litigation, including settlements and judgments;

•	our ability to implement our growth strategy;

•

our ability to successfully integrate into our operations any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto;

S-iii

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions;

•	our ability to pay dividends on our common and preferred stock and interest or principal payments on our junior subordinated debentures;

•	adverse changes in the securities markets;

•	inability of key third-party providers to perform their obligations to us;

•

changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods;

•

other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described elsewhere in this prospectus supplement, the accompanying prospectus and the incorporated documents; and

•	future legislative changes in the United States Department of Treasury (“Treasury”) Troubled Asset Relief Program (“TARP”) Capital Purchase Program.

Some of these and other factors are discussed in this prospectus under the caption “Risk Factors” and elsewhere in this prospectus supplement and in the incorporated documents. Such developments could have an adverse impact on our financial position and our results of operations.

Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus supplement or the accompanying prospectus or the incorporated documents might not occur, and you should not put undue reliance on any forward-looking statements.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in our common stock. You should read this entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” section, and the documents incorporated by reference, which are described under “Incorporation of Certain Documents by Reference” in this prospectus supplement. Unless otherwise expressly stated or the context otherwise requires, all information in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional shares of our common stock to cover over-allotments, if any.

Banner Corporation

Banner Corporation is a bank holding company incorporated in the State of Washington. We are primarily engaged in the business of planning, directing and coordinating the business activities of our wholly-owned subsidiaries, Banner Bank and Islanders Bank. Banner Bank is a Washington-chartered commercial bank that conducts business from its main office in Walla Walla, Washington and, as of September 30, 2009, its 85 branch offices and eight loan production offices located in Washington, Oregon and Idaho. Islanders Bank is also a Washington-chartered commercial bank that conducts business from three locations in San Juan County, Washington. Banner Corporation is subject to regulation by the Federal Reserve Board. Banner Bank and Islanders Bank are subject to regulation by the Washington DFI and the FDIC.

As of September 30, 2009, we had total consolidated assets of $4.8 billion, total loans of $3.8 billion, total deposits of $3.9 billion and total stockholders’ equity of $407 million.

Banner Bank is a regional bank which offers a wide variety of commercial banking services and financial products to individuals, businesses and public sector entities in its primary market areas. Islanders Bank is a community bank which offers similar banking services to individuals, businesses and public entities located in the San Juan Islands in the State of Washington. Our primary business is that of a traditional financial institution, accepting deposits and originating loans in locations surrounding our offices in portions of Washington, Oregon and Idaho. Banner Bank is also an active participant in the secondary residential mortgage market, engaging in mortgage banking operations largely through the origination and sale of one- to four-family residential loans. Lending activities include commercial business and commercial real estate loans, agriculture business loans, construction and land development loans, one- to four-family residential loans and consumer loans. A portion of Banner Bank’s construction and mortgage lending activities are conducted through its subsidiary, Community Financial Corporation, which is located in the Lake Oswego area of Portland, Oregon.

Our common stock is traded on the NASDAQ Global Select Market under the ticker symbol “BANR.” Our principal executive offices are located at 10 South First Avenue, Walla Walla, Washington 99362-0265. Our telephone number is (509) 527-3636.

Business Strategy

We are committed to becoming the leading provider of financial services to small and mid-sized businesses and individuals throughout the Pacific Northwest. Our goal is to continue to enhance our franchise value and earnings through managed growth, while maintaining the relationship-oriented customer service and community focus that has characterized our success to date. In order to be successful in this objective and increase shareholder value, we are executing the following strategies:

Grow and strengthen our core deposit franchise. A fundamental part of our strategy is to improve both the level and the mix of deposits that serve as a funding base for our assets. By growing our demand deposit accounts and other transaction accounts, we intend to reduce our reliance on higher-cost certificates of deposits. As a result, we expect to improve our cost of funds and net interest margin as well as fee generating opportunities to seek to improve our profitability. Our recent marketing and business development efforts and compensation programs are primarily targeted towards core deposit growth. Over the past several years, our branch growth has been focused on expanding our presence in the four major metropolitan markets in the Pacific Northwest—the Puget Sound region of Washington and the Portland, Oregon, Spokane, Washington, and Boise, Idaho markets—while maintaining and leveraging our historically strong market position in our legacy markets in the agricultural areas of the Columbia Basin region of central Washington and northeastern Oregon. We believe that we distinguish ourselves from larger, national banks operating in our market areas by offering quicker decision making in the delivery of our products and services, competitive customer-driven products with excellent service and responsiveness, and providing customer access to our senior managers, while our larger capital base and product mix enable us to compete effectively against smaller banks. We believe these factors provide us with a competitive advantage that will allow us to increase our deposit market share in these core markets.

Improve asset quality. As housing markets have weakened over the past two years in many of our primary markets, we have experienced a significant increase in delinquencies and non-performing assets, primarily in our construction and land development loan portfolio. Though our market areas may take time to recover, we have implemented an internal problem loan resolution process that is managed by a group of highly experienced senior banking officers to focus on early detection and timely solutions. Our highly successful and nationally recognized “Great Northwest Home Rush” campaign created to assist in the marketing of our builder borrowers’ homes has resulted in the sale of 375 homes since the campaign began in March 2009, and is an example of the type of creative solutions we are applying to expeditiously resolve problem loans. In contrast to construction and development loans, the non-housing-related segment of our loan portfolio has not experienced nearly as significant increases in delinquencies and non-performing assets. Nonetheless, we are focused on actively monitoring and managing all segments of our loan portfolio. This has included very recently completed individual loan level stress testing on a significant portion of our commercial real estate portfolio designed to identify potential problems and possible corrective actions for these types of loans. We will continue to devote significant efforts and resources to reducing problem assets to levels consistent with our historical experience.

Emphasize growth in commercial and consumer lending. We have a history of lending activities focused on real estate (particularly construction), commercial business (including agricultural) and consumer loans. Since the beginning of 2007, in response to a significantly weakened housing market, we slowed our construction and land development lending significantly. We expect the housing market to remain weak for some time, and going forward, we expect this segment of lending to be a smaller percentage of our loan portfolio. Our long term goal is to focus on growing commercial, agricultural and consumer loans to better diversify our loan portfolio and support our deposit growth initiatives. We expect that this diversification will strengthen our balance sheet and help to minimize the impact on our earnings resulting from real estate market cycles. We have a highly competitive suite of cash management services, technology solutions, and internal support expertise specific to the needs of small to mid-sized commercial business customers. Our lending staff is experienced and knowledgeable about local commercial business in our markets enabling us to build on the relationship-style banking that is our hallmark.

Hire and retain experienced employees with a customer service focus. We have been successful in attracting and retaining banking professionals with strong community relationships and significant knowledge of our markets which is central to our business strategy. Exceptional service, local involvement and timely decision making are integral parts of our business strategy, and we need highly qualified and highly motivated individuals. We believe that by focusing on experienced bankers who are established in their communities, we enhance our market position and add profitable growth opportunities. Our compensation and incentive systems are aligned with our strategies to grow core deposits and commercial and consumer loans, while maintaining asset quality.

We have a strong corporate culture based on personal accountability, high ethical standards and significant training opportunities, which is supported by our commitment to career development and promotion from within the organization.

Improve profitability through disciplined pricing, expense control and balance sheet management. We have achieved many milestones over the last five years as we have grown total assets by nearly $2 billion to $4.8 billion at September 30, 2009, emerging as a growing and competitive franchise in the Pacific Northwest. Over that time, we expanded our retail branch network to 89 locations by adding 42 branches, including 26 de novo office openings and 16 branches through three separate acquisitions, as well as relocating and upgrading ten additional branches. We have also focused significant efforts and invested heavily in creating brand awareness, competitive products and a strong and experienced workforce. We believe these initiatives have positioned us well to implement a strategy focused on improving operating efficiency and earnings growth. While we expect to continue to drive an appropriate level of loan and deposit growth, we will keenly focus on enhancing our profitability by exercising a disciplined approach to product pricing, expense control and balance sheet mix.

Expand our presence within our existing market areas by capturing business opportunities resulting from changes in the competitive environment. We believe we have an exceptionally skilled staff serving a diverse customer base from one of the best branch networks in the Pacific Northwest region and we believe strongly in the long-term economic growth prospects of this region. We also believe that the significant changes that are impacting the financial services industry in the current economic downturn, including failures and consolidations of community banks, are creating tremendous opportunities to grow our business. Our increased capital position from this offering will position us to expand our market presence within our existing geographic footprint. In the past, we successfully opened de novo offices and integrated acquired institutions. Going forward, while exercising appropriate discipline, we expect to strengthen our market position by capturing a portion of the market share arising from the expected failures and consolidation of community banks in our market areas. By delivering high quality, customer focused products and services during this period of market turmoil, we expect to attract additional borrowers and depositors and thus increase our market share and revenue generation.

Risk Factors

An investment in our common stock involves certain risks. You should carefully consider the risks described under “Risk Factors” beginning on page S-8 of this prospectus supplement and in the “Risk Factors” section included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as well as other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto, before making an investment decision. See “Incorporation of Certain Documents by Reference.”

The Offering

Common stock we are offering,	shares

Common stock to be outstanding after this offering	shares(1)(2)

Over-allotment option	shares

Use of proceeds	Our estimated net proceeds from this offering are approximately $ million, or approximately $ million if the underwriters exercise their over-allotment option in full, after deducting the underwriting discounts and commissions and other estimated expenses of this offering. We intend to use a significant portion of the net proceeds from this offering to provide capital to Banner Bank to support its growth and to take advantage of opportunities created by changes in the competitive environment in our market areas. The proceeds will also strengthen Banner Bank’s regulatory capital ratios. We expect to use the remaining net proceeds for general working capital purposes.

NASDAQ Global Select Market symbol	BANR

Settlement date	Delivery of shares of our common stock is expected to be made against payment on or about December , 2009.

(1)	The number of our shares outstanding immediately after the closing of this offering is based on 21,112,770 shares of common stock outstanding as of December , 2009.
(2)

Unless otherwise indicated, the number of shares of common stock presented in this prospectus supplement excludes (a) shares issuable pursuant to the exercise of the underwriters’ over-allotment option, (b) 555,149 shares of common stock issuable upon exercise of outstanding stock options as of September 30, 2009, with a weighted average exercise price of $20.71 per share, (c) 40,195 shares of common stock issuable pursuant to potential future awards under our equity compensation plans, and (d) 1,707,989 shares of common stock issuable upon exercise by the Treasury of a ten-year warrant with an initial exercise price of $10.89 per share issued pursuant to the Treasury TARP Capital Purchase Program.

Summary of Selected Consolidated Financial Information

The following table sets forth selected consolidated financial information as of September 30, 2009 and for the nine months ended September 30, 2009 and 2008 and as of and for the fiscal years ended December 31, 2008, 2007, 2006, 2005 and 2004 derived from our audited consolidated financial statements. The unaudited financial information as of and for the nine months ended September 30, 2009 and 2008 has been prepared on the same basis as our audited financial statements and includes, in the opinion of management, all adjustments necessary to fairly present the data for such periods. The results of operations for the nine months ended September 30, 2009 are not necessarily indicative of the results of operations to be expected for the full year or any future period. This information should be read in conjunction with our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, which have been filed with the Securities and Exchange Commission, or SEC, and are incorporated herein by reference. See “Incorporation of Certain Documents by Reference.”

	As of September 30, 2009	As of December 31,
		2008	2007	2006	2005	2004
(In Thousands)				Restated	Restated	Restated
Balance sheet data:
Total assets	$4,788,008	$4,584,368	$4,492,658	$3,495,566	$3,040,555	$2,897,067
Loans receivable	3,801,011	3,886,211	3,763,790	2,930,455	2,408,833	2,063,238
Cash and securities(1)	650,255	419,718	354,809	347,410	427,681	649,516
Deposits	3,861,175	3,778,850	3,620,593	2,794,592	2,323,313	1,925,909
Borrowings	478,435	318,421	372,039	404,330	459,821	723,842
Stockholders’ equity	406,723	433,348	437,846	250,607	220,857	214,924
Common stockholders’ equity	289,689	317,433	437,846	250,607	220,857	214,924
Tangible equity(2)	395,005	419,632	300,192	214,320	184,577	178,555
Tangible common equity(2)	277,971	303,717	300,192	214,320	184,577	178,555
Shares outstanding	19,934	17,152	16,266	12,314	12,082	11,857
Shares outstanding excluding unearned, restricted shares held in ESOP	19,694	16,912	16,026	12,074	11,782	11,482

	For the nine months ended September 30		For the years ended December 31,
	2009	2008	2008	2007	2006	2005	2004
(In Thousands)					Restated	Restated	Restated
Income Statement Data:
Interest income	$179,062	$208,191	$272,898	$295,309	$243,019	$190,160	$156,230
Interest expense	72,826	96,029	125,345	145,690	116,114	81,377	59,915

Net interest income before provision loan losses	106,236	112,162	147,553	149,619	126,905	108,783	96,315
Provision for loan losses	92,000	29,500	62,500	5,900	5,500	4,903	5,644

Net interest income	14,236	82,662	85,053	143,719	121,405	103,880	90,671
Mortgage banking operations	7,640	4,694	6,045	6,270	5,824	5,647	5,522
Gain (loss) on sale of securities	—	—	—	—	65	(7,302)	141
Net increase (decrease) in valuation of financial instruments carried at fair value	12,429	(4,584)	9,156	11,574	—	—	—
Other operating income	18,009	18,553	24,688	20,739	14,686	12,199	11,305
Insurance recovery, net proceeds	—	—	—	—	(5,350)	—	—
FHLB prepayment penalties	—	—	—	—	—	6,077	—
Goodwill write-off	—	50,000	121,121	—	—	—	—
Other operating expenses	107,313	102,930	138,899	127,489	99,731	91,471	79,714

Income (loss) before provision for income tax (benefit) expense	(54,999)	(51,605)	(135,078)	54,813	47,599	16,876	27,925
Provision for income tax (benefit) expense	(22,777)	(2,143)	(7,085)	17,890	16,055	4,896	8,911

Net income (loss)	$(32,222)	$(49,462)	$(127,993)	$36,923	$31,544	$11,980	$19,014

Preferred stock dividend	4,650	—	689	—	—	—	—
Preferred stock discount accretion	1,119	—	161	—	—	—	—

Net income (loss) available to common shareholders	$(37,991)	$(49,462)	$(128,843)	$36,923	$31,544	$11,980	$19,014

	At or for the nine months ended September 30		At or for the years ended December 31
	2009	2008	2008	2007	2006	2005	2004
					Restated	Restated	Restated
Per Share Data:
Net income (loss):
Basic	$(2.11)	$(3.09)	$(7.94)	$2.53	$2.65	$1.04	$1.71
Diluted	(2.11)	(3.09)	(7.94)	2.49	2.58	1.00	1.62
Common stockholders’ equity per share(3)	14.71	23.11	18.77	27.32	20.76	18.74	18.72
Common stockholders’ tangible equity per share(2)(3)	14.11	18.01	17.96	18.73	17.75	15.67	15.53
Cash dividends	0.03	0.45	0.50	0.77	0.73	0.69	0.65
Dividend payout ratio (basic)	(1.42)%	(14.56)%	(6.30)%	30.43%	27.55%	66.35%	38.01%
Dividend payout ratio (diluted)	(1.42)%	(14.56)%	(6.30)%	30.92%	28.29%	69.00%	40.12%

Consolidated Capital Ratios:
Total capital to risk-weighted assets	12.54%	11.00%	13.11%	11.72%	11.80%	12.29%	12.24%
Tangible common stockholders’ equity to tangible assets(2)	5.82	6.60	6.64	6.89	6.20	6.14	6.24
Tier 1 capital to risk-weighted assets	11.27	9.75	11.86	10.58	9.53	10.17	10.94
Tier 1 leverage capital to average assets	9.66	8.86	10.32	10.04	8.76	8.59	8.93

Selected Financial Ratios:
Allowance for loan losses as a percent of total loans at end of period	2.44%	1.47%	1.90%	1.20%	1.20%	1.27%	1.41%
Net charge-offs as a percent of average outstanding loans during the period	1.83	0.42	0.84	0.08	0.03	0.16	0.11
Non-performing assets as a percent of total assets	6.23	2.79	4.56	0.99	0.43	0.36	0.60
Allowance for loan losses as a percent of non-performing loans(4)	39	49	40	108	253	296	186

Performance Ratios:
Return on average assets(5)	(0.95)%	(1.44)%	(2.78)%	0.91%	0.96%	0.39%	0.69%
Return on average common equity(6)	(10.11)	(15.64)	(30.90)	10.07	13.29	5.43	9.10
Average common equity to average assets	6.81	9.22	8.99	9.06	7.19	7.23	7.59
Interest rate spread(7)	3.16	3.44	3.35	3.85	3.97	3.72	3.65
Net interest margin(8)	3.27	3.53	3.45	3.99	4.08	3.79	3.71
Non-interest income to average assets	1.12	0.54	0.87	0.95	0.62	0.35	0.62
Non-interest expense to average assets	3.15	4.46	5.65	3.15	2.86	3.20	2.90
Efficiency ratio(9)	74.36	116.90	138.72	67.74	64.00	81.75	70.37
Average interest-earning assets to interest-bearing liabilities	104.94	102.90	103.21	103.52	102.81	102.66	102.92

(1)	Includes securities available for sale and held to maturity.
(2)

Tangible equity, tangible common equity, tangible book value per common share and tangible common equity to tangible assets are non-GAAP financial measures. We calculate tangible equity by excluding the balance of goodwill and other intangible assets from stockholders’ equity. We calculate tangible common equity by excluding preferred equity from tangible equity. We calculate tangible assets by excluding the balance of goodwill and other intangible assets from total assets. We believe that this is consistent with the treatment by our bank regulatory agencies, which exclude goodwill and other intangible assets from the calculation of risk-based capital ratios. Accordingly, management believes that these non-GAAP financial measures provide information to investors that is useful in understanding the basis of our risk-based capital ratios. In addition, by excluding preferred equity (the level of which may vary from company to company), it allows investors to more easily compare our capital adequacy to other companies in the industry who also use this measure. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures as calculated by other companies. A reconciliation of the non-GAAP financial measures is provided below.

	At September 30		At December 31
	2009	2008	2008	2007	2006	2005	2004
(In Thousands)					Restated	Restated	Restated
Reconciliation of non-GAAP financial measures:
Stockholders’ equity	$406,723	$386,930	$433,348	$437,846	$250,607	$220,857	$214,924
Goodwill	—	71,121	—	121,108	36,229	36,229	36,229
Other intangible assets, net	11,718	14,392	13,716	16,546	58	51	140

Tangible equity	395,005	301,417	419,632	300,192	214,320	184,577	178,555
Preferred equity	117,034	—	115,915	—	—	—	—
Tangible common equity	277,971	301,417	303,717	300,192	214,320	184,577	178,555
Total assets	$4,788,008	$4,650,259	$4,584,368	$4,492,658	$3,495,566	$3,040,555	$2,897,067
Goodwill	—	71,121	—	121,108	36,229	36,229	36,229
Other intangible assets, net	11,718	14,392	13,716	16,546	58	51	140

Tangible assets	$4,776,290	$4,564,746	$4,570,652	$4,355,004	$3,459,279	$3,004,275	$2,860,698

(3)	Calculated using shares outstanding excluding unearned restricted shares held in ESOP.
(4)	Non-performing loans consist of nonaccrual and 90 days past due loans.
(5)	Net income divided by average assets.
(6)	Net income divided by average common equity.
(7)	Difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(8)	Net interest income before provision for loan losses as a percent of average interest-earning assets.
(9)	Other operating expense divided by the total of net interest income, before provision for loan losses, and other operating income (non-interest income).

RISK FACTORS

Investing in our common stock involves risks. In deciding whether to invest in our common stock, you should carefully consider the following risks, which should be read together with our other disclosures in this prospectus supplement and the accompanying prospectus and in the documents we incorporate by reference. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occurs, our business, financial condition or results of operations could be materially and adversely affected. In that case, the value of our common stock could decline and you could lose part or all of your investment. To the extent any of the risk factors set forth below identify risks previously identified in our periodic reports filed under the Securities Exchange Act of 1934, as amended, the risk factors set forth below supersede those contained in our periodic reports. Otherwise, the risk factors set forth below supplement those contained in our periodic reports.

Risks Associated with Our Business

Our business may continue to be adversely affected by downturns in the national economy and the regional economies on which we depend.

Our operations are significantly affected by national and regional economic conditions. Substantially all of our loans are to businesses and individuals in the states of Washington, Oregon and Idaho. All of our branches and most of our deposit customers are also located in these three states. A continuing decline in the economies of the markets in which we operate, in particular the Puget Sound area of Washington State, the Portland, Oregon metropolitan area and the agricultural regions of the Columbia Basin, could have a material adverse effect on our business, financial condition, results of operations and prospects. In particular, Washington, Oregon and Idaho have experienced home price declines, increased foreclosures and high unemployment rates. As a result of our high concentration of our customer base in the Puget Sound area of Washington State, the deterioration of businesses in the Puget Sound area, or one or more businesses with a large employee base in that area, also could have a material adverse effect on our business, financial condition, results of operations and prospects. In addition, weakness in the global economy has adversely affected many businesses operating in our markets that are dependent upon international trade.

A further deterioration in economic conditions in the market areas we serve could result in the following consequences, any of which could have a material adverse effect on our business, financial condition and results of operations:

•	demand for our products and services may decline;

•	loan delinquencies, problem assets and foreclosures may increase;

•	collateral for loans made may decline further in value; and

•	the amount of our low-cost or non-interest bearing deposits may decrease.

Declining property values have increased the loan-to-value ratios on a significant portion of our residential mortgage loan portfolio, which exposes us to greater risk of loss.

Many of our residential mortgage loans are secured by liens on mortgage properties in which the borrowers have little or no equity because either we originated the loan with a relatively high combined loan-to-value ratio or because of the decline in home values in our market areas. Residential loans with high combined loan-to-value ratios will be more sensitive to declining property values than those with lower combined loan-to-value ratios and therefore may experience a higher incidence of default and severity of losses. In addition, if the borrowers sell their homes, such borrowers may be unable to repay their loans in full from the sale proceeds. As a result, these loans may experience higher rates of delinquencies, defaults and losses.

Our loan portfolio includes loans with a higher risk of loss.

We originate construction and land loans, commercial and multifamily mortgage loans, commercial business loans, consumer loans, agricultural mortgage loans and agricultural loans as well as residential mortgage loans primarily within our market areas. Generally, the types of loans other than the residential mortgage loans have a higher risk of loss than the residential mortgage loans. We had approximately $3.219 billion outstanding in these types of higher risk loans at September 30, 2009 compared to approximately $3.362 billion at December 31, 2008. These loans typically have greater credit risk than residential real estate for the following reasons:

•

Construction and Land Loans. At September 30, 2009 construction and land loans were $793.2 million or 20.4% of our total loan portfolio. This type of lending contains the inherent difficulty in estimating both a property’s value at completion of the project and the estimated cost (including interest) of the project. If the estimate of construction cost proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the project. If the estimate of value upon completion proves to be inaccurate, we may be confronted at, or prior to, the maturity of the loan with a project the value of which is insufficient to assure full repayment. In addition, speculative construction loans to a builder are often associated with homes that are not pre-sold, and thus pose a greater potential risk to us than construction loans to individuals on their personal residences. Loans on land under development or held for future construction also poses additional risk because of the lack of income being produced by the property and the potential illiquid nature of the collateral. These risks can be significantly impacted by supply and demand conditions. As a result, this type of lending often involves the disbursement of substantial funds with repayment dependent on the success of the ultimate project and the ability of the borrower to sell or lease the property, rather than the ability of the borrower or guarantor to independently repay principal and interest. While our origination of these types of loans have decreased significantly in the last two years, we continue to have significant levels of construction loan balances. Most of our construction loans are for the construction of single family residences. Reflecting the current slowdown in the residential market, the secondary market for land and construction loans is not readily liquid, so we have less opportunity to mitigate our credit risk by selling part or all of our interest in these loans. If we foreclose on a construction loan, our holding period for the collateral typically may be longer than we have historically experienced because there are fewer potential purchasers of the collateral. The decline in the number of potential purchasers has contributed to the decline in the value of these loans. Accordingly, charge-offs on construction and land loans may be larger than those incurred by other segments of our loan portfolio. At September 30, 2009, construction and land loans that were non-performing were $195.4 million or 80.3% of our total non-performing loans.

•

Commercial and Multifamily Mortgage Loans. At September 30, 2009 commercial and multifamily loans were $1.22 billion or 31.3% of our total loan portfolio. These loans typically involve higher principal amounts than other types of loans. Repayment is dependent upon income being generated from the property securing the loan in amounts sufficient to cover operating expenses and debt service, which may be adversely affected by changes in the economy or local market conditions. Commercial and multifamily mortgage loans may expose a lender to greater credit risk than loans secured by residential real estate because the collateral securing these loans may not be sold as easily as residential real estate. In addition, many of our commercial and multifamily real estate loans are not fully amortizing and contain large balloon payments upon maturity. Such balloon payments may require the borrower to either sell or refinance the underlying property in order to make the payment, which may increase the risk of default or non-payment. This risk is exacerbated in this current economic environment. At September 30, 2009, commercial and multifamily loans that were non-performing were $8.1 million or 3.3% of our total non-performing loans.

•

Commercial Business Loans. At September 30, 2009 commercial business loans were $678.2 million or 17.4% of our total loan portfolio. Our commercial loans are primarily made based on the cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. The borrowers’

cash flow may be unpredictable, and collateral securing these loans may fluctuate in value. Most often, this collateral is accounts receivable, inventory, equipment or real estate. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers. Other collateral securing loans may depreciate over time, may be difficult to appraise, may be illiquid and may fluctuate in value based on the success of the business. At September 30, 2009, commercial business loans that were non-performing were $15.1 million or 6.2% of our total non-performing loans.

•

Agricultural Loans. At September 30, 2009 agricultural loans were $225.6 million or 5.8% of our total loan portfolio. Repayment is dependent upon the successful operation of the business, which is greatly dependent on many things outside the control of either us or the borrowers. These factors include weather, commodity prices, and interest rates among others. Collateral securing these loans may be difficult to evaluate, manage or liquidate and may not provide an adequate source of repayment. At September 30, 2009, agricultural loans that were non-performing were $5.9 million or 2.4% of our total non-performing loans.

•

Consumer Loans. At September 30, 2009 consumer loans were $302.6 million or 7.8% of our total loan portfolio. Consumer loans (such as personal lines of credit) are collateralized, if at all, with assets that may not provide an adequate source of payment of the loan due to depreciation, damage, or loss. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on these loans. At September 30, 2009, consumer loans that were non-performing were $109,000, an insignificant percentage of our total non-performing loans.

Our provision for loan losses and net loan charge offs have increased significantly and we may be required to make further increases in our provisions for loan losses and to charge off additional loans in the future, which could adversely affect our results of operations.

For the quarter and nine months ended September 30, 2009, we recorded a provision for loan losses of $25.0 million and $92.0 million, respectively, compared to $8.0 million and $29.5 million for the comparable periods of 2008, respectively. We also recorded net loan charge-offs of $20.5 million and $72.0 million for the quarter and nine months ended September 30, 2009, respectively, compared to $7.7 million and $16.5 million for the comparable periods in 2008, respectively. We are experiencing elevated levels of loan delinquencies and credit losses. Slower sales, excess inventory and declining prices have been the primary causes of the increase in delinquencies and foreclosures for residential construction and land development loans, which represent 73% of our non-performing assets at September 30, 2009. At September 30, 2009, our total non-performing assets had increased to $298.3 million compared to $209.2 million at December 31, 2008 and $129.5 million at September 30, 2008. Further, our portfolio is concentrated in construction and land loans, commercial business and commercial real estate loans, all of which generally have a higher risk of loss than residential mortgage loans. If current weak conditions in the housing and real estate markets continue, we expect that we will continue to experience higher than normal delinquencies and credit losses. Moreover, if the recession is prolonged, we expect that it could severely impact economic conditions in our market areas and that we could experience significantly higher delinquencies and credit losses. As a result, we may be required to make further increases in our provision for loan losses and to charge off additional loans in the future, which could materially adversely affect our financial condition and results of operations.

Our allowance for loan losses may prove to be insufficient to absorb losses in our loan portfolio.

Lending money is a substantial part of our business and each loan carries a certain risk that it will not be repaid in accordance with its terms or that any underlying collateral will not be sufficient to assure repayment. This risk is affected by, among other things:

•	cash flow of the borrower and/or the project being financed;

•	the changes and uncertainties as to the future value of the collateral, in the case of a collateralized loan;

•	the duration of the loan;

•	the character and creditworthiness of a particular borrower; and

•	changes in economic and industry conditions.

We maintain an allowance for loan losses, which is a reserve established through a provision for loan losses charged to expense, which we believe is appropriate to provide for probable losses in our loan portfolio. The amount of this allowance is determined by our management through periodic reviews and consideration of several factors, including, but not limited to:

•	our general reserve, based on our historical default and loss experience and certain macroeconomic factors based on management’s expectations of future events; and

•	our specific reserve, based on our evaluation of non-performing loans and their underlying collateral.

The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires us to make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and loss and delinquency experience, and evaluate economic conditions and make significant estimates of current credit risks and future trends, all of which may undergo material changes. If our estimates are incorrect, the allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in the need for additions to our allowance through an increase in the provision for loan losses. Continuing deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our control, may require an increase in the allowance for loan losses. Our allowance for loan losses was 2.44% of total loans outstanding and 39% of non-performing loans at September 30, 2009. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. In addition, if charge-offs in future periods exceed the allowance for loan losses, we will need additional provisions to increase the allowance for loan losses. Any increases in the provision for loan losses will result in a decrease in net income and may have a material adverse effect on our financial condition, results of operations and capital.

If we were to suffer loan losses similar in amounts to those that may be predicted by a SCAP test, they could have a material adverse effect on our results of operation, capital and the price, and market for, our common stock.

The federal banking regulators, in connection with the Treasury’s Supervisory Capital Assessment Program (“SCAP”), administered a stress or SCAP test to the nation’s 19 largest banks during the first quarter of 2009. Neither the Treasury nor any other bank regulatory authority has administered a SCAP test to test our loan portfolio. The SCAP test attempts to assess the near-term capital needs of a company using a two-year cumulative loan loss assumption under two scenarios, a “baseline” scenario that assumed a consensus forecast for certain economic variables and a “more adverse” than expected scenario to project a more significant downturn. These scenarios utilize the assumptions developed by the Treasury with input from the 19 largest banks and therefore do not reflect specific adjustments based on more current economic data reflective of the market areas in which our loans are located or the specific characteristics of our loan portfolio. After applying the SCAP methodology to our loan portfolio, our potential cumulative loan losses over the next two years under either scenario of the SCAP test would be significantly higher than the level of loan losses we have incurred historically.

The results of the SCAP test involves many assumptions about the economy and future loan losses and default rates, and may not accurately reflect the impact on our financial condition if the economy does not improve or continues to deteriorate. Any continued deterioration of the economy could result in credit losses that are significantly higher than we have historically experienced or those predicted by the SCAP test. Accordingly, if we were to suffer loan losses similar or higher in amounts to those that may be predicted by the SCAP test, these losses could have a material adverse effect on our results of operation, capital and the price, and market for, our stock, and could require the need for additional capital.

We are subject to various regulatory requirements, expect to be subject to a memorandum of understanding and may be subject to future additional regulatory restrictions and enforcement actions.

Under federal and state laws and regulations pertaining to the safety and soundness of insured depository institutions, the Washington DFI and the Federal Reserve Board, and separately the FDIC as insurer of each of the Bank’s deposits, have authority to compel or restrict certain actions if either of the Banks’ capital should fall below adequate capital standards as a result of operating losses, or if its regulators otherwise determine that it has insufficient capital or is otherwise operating in an unsafe and unsound manner. Among other matters, the corrective actions may include, but are not limited to, requiring us or the Banks to enter into informal or formal enforcement orders, including memoranda of understanding, written agreements, supervisory letters, commitment letters, and consent or cease and desist orders to take corrective action and refrain from unsafe and unsound practices; removing officers and directors and assessing civil monetary penalties; terminating the Banks’ FDIC insurance; requiring us to enter into a strategic transaction, whether by merger or otherwise; and taking possession of and closing and liquidating either or both of the Banks. In addition, the FDIC has the authority to impose cross-guarantee liability against Banner Bank or Islanders Bank for any loss incurred by the FDIC, or any loss the FDIC reasonably anticipates incurring, in connection with the failure of one of the Banks or in connection with any assistance provided by the FDIC to one of the Banks in danger of failure.

In light of the current challenging operating environment, along with our elevated level of non-performing assets, delinquencies, and adversely classified assets and our recent operating results, we are subject to increased regulatory scrutiny as well as increased FDIC premiums as a result of the potential risk of loss in our loan portfolio. Following the regulators’ most recent examination of Banner Bank as of June 30, 2009, we and Banner Bank expect to become subject to a memorandum of understanding. This memorandum of understanding, as well as any other future corrective action we may become subject to, could require us to limit our lending activities and reduce our levels of construction and land development loans, commercial real estate loans and classified or non-performing assets within specified timeframes which might not necessarily result in maximizing the price which might otherwise be received for the underlying properties. If such restrictions were also imposed upon other institutions which operate in the Banks’ markets, multiple institutions disposing of properties at the same time could further diminish the potential proceeds received from the sale of these properties. In addition, this memorandum of understanding, as well as any other future corrective action, could require us to, among other things, increase our allowance for loan losses, dispose of certain assets and liabilities within a prescribed period of time, increase our capital or enter into a strategic transaction, whether by merger or otherwise, with a third party.

In addition, the FDIC has the power to deem either of the Banks to be only adequately capitalized even though its capital ratios meet the well capitalized standard. In such event, such Bank would be prohibited from using brokered deposits, which have been a source of funds for us in recent years, and rates on deposits would be limited to market rates determined by the FDIC, potentially adversely affecting our liquidity. The terms of any such corrective action could have a material negative effect on our business, our financial condition and the value of our common stock.

The Company and Banner Bank must obtain prior regulatory approval before adding any new director or senior executive officer or changing the responsibilities of any current senior executive officer. The Company and Banner Bank also may not pay pursuant to or enter into certain severance and other forms of compensation agreements without regulatory approval. In addition, the Company may not declare or pay any dividends on common or preferred stock, pay interest or principal on the balance of its junior subordinated debentures or repurchase our common stock without the prior written non-objection of the Federal Reserve Bank and must notify the Federal Reserve Bank prior to making any unusual or large payments. Further, Banner Bank requires the approval of the FDIC to participate in any additional borrowings under the Temporary Liquidity Guarantee Program.

Our growth or future losses may require us to raise additional capital in the future, but that capital may not be available when it is needed or the cost of that capital may be very high.

We are required by federal regulatory authorities to maintain adequate levels of capital to support our operations. With the proceeds of this offering we anticipate that our capital resources will satisfy our capital requirements for the foreseeable future. We may at some point, however, need to raise additional capital to support continued growth or be required by our regulators to increase our capital resources.

Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial condition and performance. Accordingly, we cannot make assurances that we will be able to raise additional capital if needed on terms that are acceptable to us, or at all. If we cannot raise additional capital when needed, our ability to further expand our operations could be materially impaired and our financial condition and liquidity could be materially and adversely affected. In addition, if we unable to raise additional capital when required by our bank regulators, we may be subject to adverse regulatory action. See “We are subject to various regulatory requirements, expect to be subject to a memorandum of understanding and may be subject to future additional regulatory restrictions and enforcement actions.”

We may have continuing losses and continuing variation in our quarterly results.

We reported a net loss of $128.8 million during the year ended December 31, 2008 and a net loss for the nine months ended September 30, 2009 of $32.2 million (net loss of $38.0 million available to common shareholders). While the net loss for the year ended December 31, 2008 primarily reflects the write-off of goodwill as declining stock prices for financial services companies diminished the value of our goodwill, these losses also resulted from our high level of non-performing assets and the resultant reduction in interest income and increased provision for loan losses. All of our goodwill has been written off, however, we may continue to suffer further losses as a result of credit-related factors. In addition, several other factors affecting our business can cause significant variations in our quarterly results of operations. In particular, variations in the volume of our loan originations and sales, the differences between our costs of funds and the average interest rate earned on investments, the fair valuation of our junior subordinated debentures or other-than-temporary impairment charges in our investment securities portfolio could have a material adverse effect on our results of operations and financial condition.

If our investments in real estate are not properly valued or sufficiently reserved to cover actual losses, or if we are required to increase our valuation reserves, our earnings could be reduced.

We obtain updated valuations in the form of appraisals and broker price opinions when a loan has been foreclosed and the property taken in as real estate owned (“REO”) and at certain other times during the assets holding period. Our net book value (“NBV”) in the loan at the time of foreclosure and thereafter is compared to the updated market value of the foreclosed property less estimated selling costs (“fair value”). A charge-off is recorded for any excess in the asset’s NBV over its fair value. If our valuation process is incorrect, or if property values decline, the fair value of the investments in real estate may not be sufficient to recover our carrying value in such assets, resulting in the need for additional charge-offs. Significant charge-offs to our investments in real estate could have a material adverse effect on our financial condition and results of operations.

In addition, bank regulators periodically review our REO and may require us to recognize further charge-offs. Any increase in our charge-offs, as required by the bank regulators, may have a material adverse effect on our financial condition and results of operations.

The value of securities in our investment securities portfolio may be negatively affected by continued disruptions in securities markets.

The market for some of the investment securities held in our portfolio has been experiencing volatility and disruption for more than a year. These market conditions have affected and may further detrimentally affect the value of these securities, such as through reduced valuations because of the perception of heightened credit and liquidity risks. There can be no assurance that the declines in market value associated with these disruptions will not result in other-than-temporary impairments of these assets, which would lead to accounting charges that could have a material adverse effect on our net income and capital levels.

An increase in interest rates, change in the programs offered by governmental sponsored entities (“GSE”) or our ability to qualify for such programs may reduce our mortgage revenues, which would negatively impact our non-interest income.

Our mortgage banking operations provide a significant portion of our non-interest income. We generate mortgage revenues primarily from gains on the sale of single-family mortgage loans pursuant to programs currently offered by Fannie Mae, Freddie Mac and non-GSE investors. These entities account for a substantial portion of the secondary market in residential mortgage loans. Any future changes in these programs, our eligibility to participate in such programs, the criteria for loans to be accepted or laws that significantly affect the activity of such entities could, in turn, materially adversely affect our results of operations. Further, in a rising or higher interest rate environment, our originations of mortgage loans may decrease, resulting in fewer loans that are available to be sold to investors. This would result in a decrease in mortgage revenues and a corresponding decrease in non-interest income. In addition, our results of operations are affected by the amount of non-interest expense associated with mortgage banking activities, such as salaries and employee benefits, occupancy, equipment and data processing expense and other operating costs. During periods of reduced loan demand, our results of operations may be adversely affected to the extent that we are unable to reduce expenses commensurate with the decline in loan originations.

Fluctuating interest rates can adversely affect our profitability.

Our profitability is dependent to a large extent upon net interest income, which is the difference, or spread, between the interest earned on loans, securities and other interest-earning assets and the interest paid on deposits, borrowings, and other interest-bearing liabilities. Because of the differences in maturities and repricing characteristics of our interest-earning assets and interest-bearing liabilities, changes in interest rates do not produce equivalent changes in interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. We principally manage interest rate risk by managing the volume, mix and interest rate sensitivity of our earning assets and funding liabilities. In a changing interest rate environment, we may not be able to manage this risk effectively. Changes in interest rates also can affect: (1) our ability to originate and /or sell loans; (2) the value of our interest-earning assets, which would negatively impact stockholders’ equity, and our ability to realize gains from the sale of such assets; (3) our ability to obtain and retain deposits in competition with other available investment alternatives; and (4) the ability of our borrowers to repay adjustable or variable rate loans. Interest rates are highly sensitive to many factors, including government monetary policies, domestic and international economic and political conditions and other factors beyond our control. If we are unable to manage interest rate risk effectively, our business, financial condition and results of operations could be materially harmed.

Further, a significant portion of our adjustable rate loans have interest rate floors below which the loan’s contractual interest rate may not adjust. Approximately 67% of our loan portfolio was comprised of adjustable or floating-rate loans at September 30, 2009, and approximately $1.7 billion, or 67%, of those loans contained interest rate floors, below which the loans’ contractual interest rate may not adjust. At September 30, 2009, the weighted average floor interest rate of these loans was 5.75%. At that date, approximately $1.4 billion, or 82%, of these loans were at their floor interest rate. The inability of our loans to adjust downward can contribute to increased income in periods of declining interest rates, although this result is subject to the risks that borrowers may refinance these loans during periods of declining interest rates. Also, when loans are at their floors, there is a further risk that our interest income may not increase as rapidly as our cost of funds during periods of increasing interest rates which could have a material adverse affect on our results of operations.

Our assets as of September 30, 2009 include a deferred tax asset and we may not be able to realize the full amount of such asset.

We recognize deferred tax assets and liabilities based on differences between the financial statement carrying amounts and the tax bases of assets and liabilities. At September 30, 2009, the net deferred tax asset was approximately $8.5 million, an increase from a balance of approximately $5.5 million at December 31, 2008. The net deferred tax asset results primarily from our provisions for loan losses recorded for financial reporting purposes, which has been significantly larger than net loan charge-offs deducted for tax reporting proposes. The net deferred tax asset is also significantly affected by valuation adjustments for securities and junior subordinated debentures which are recognized for financial reporting purposes, and are not currently deductible for federal income tax reporting purposes.

As a result of this offering, we believe that we may experience an “ownership change” as defined under Section 382 of the Internal Revenue Code of 1986, as amended (which is generally a greater than a 50 percentage point increase by certain “5% shareholders” over a rolling three year period). Section 382 imposes an annual limitation on the utilization of deferred tax assets, such as net operating loss carryforwards and other tax attributes, once an ownership change has occurred. Depending on the size of the annual limitation (which is in part a function of our market capitalization at the time of the ownership change) and the remaining carryforward period of the tax assets (U.S. federal net operating losses generally may be carried forward for a period of 20 years), we could realize a permanent loss of a portion of our U.S. federal and state deferred tax assets and certain built-in losses that have not been recognized for tax purposes.

We regularly review our deferred tax assets for recoverability based on history of earnings, expectations for future earnings and expected timing of reversals of temporary differences. Realization of deferred tax assets ultimately depends on the existence of sufficient taxable income, including taxable income in prior carryback years, as well as future taxable income. We believe the recorded net deferred tax asset at September 30, 2009 is fully realizable; however, we will not know the impact of the recent ownership change until after the offering is completed. However, based on our preliminary analysis of the impact of the “ownership change” on our deferred tax assets, we believe that the impact on our deferred tax assets is unlikely to be material. This is a preliminary and complex analysis and requires the Company to make certain judgments in determining the annual limitation. As a result, it is possible that we could ultimately lose a significant portion of our deferred tax assets, which could have a material adverse effect on our results of operations and financial condition. If we determine that we will be unable to realize all or part of the net deferred tax asset, we would adjust this deferred tax asset, which would negatively impact our financial condition and results of operations.

Our investment in Federal Home Loan Bank stock may be impaired.

At September 30, 2009, we owned $37.4 million of stock of the Federal Home Loan Bank of Seattle, or FHLB. As a condition of membership at the FHLB, we are required to purchase and hold a certain amount of FHLB stock. Our stock purchase requirement is based, in part, upon the outstanding principal balance of advances from the FHLB and is calculated in accordance with the Capital Plan of the FHLB. Our FHLB stock has a par value of $100, is carried at cost, and is subject to recoverability testing. The FHLB recently announced that it had a risk-based capital deficiency under the regulations of the Federal Housing Finance Agency (the “FHFA”), its primary regulator, as of December 31, 2008, and that it would suspend future dividends and the repurchase and redemption of outstanding common stock. As a result, the FHLB has not paid a dividend since the fourth quarter of 2008. The FHLB has communicated that it believes the calculation of risk-based capital under the current rules of the FHFA significantly overstates the market risk of the FHLB’s private-label mortgage-backed securities in the current market environment and that it has enough capital to cover the risks reflected in its balance sheet. As a result, we have not recorded an other-than-temporary impairment on our investment in FHLB stock. However, continued deterioration in the FHLB’s financial position may result in impairment in the value of those securities. We will continue to monitor the financial condition of the FHLB as it relates to, among other things, the recoverability of our investment.

Increases in deposit insurance premiums and special FDIC assessments will hurt our earnings.

Beginning in late 2008, the economic environment caused higher levels of bank failures, which dramatically increased FDIC resolution costs and led to a significant reduction in the Deposit Insurance Fund. As a result, the FDIC has significantly increased the initial base assessment rates paid by financial institutions for deposit insurance. The base assessment rate was increased by seven basis points (seven cents for every $100 of deposits) for the first quarter of 2009. Effective April 1, 2009, initial base assessment rates were changed to range from 12 basis points to 45 basis points across all risk categories with possible adjustments to these rates based on certain debt-related components. These increases in the base assessment rate have increased our deposit insurance costs and negatively impacted our earnings. In addition, in May 2009, the FDIC imposed a special assessment on all insured institutions due to recent bank and savings association failures. The emergency assessment amounted to five basis points on each institution’s assets minus Tier 1 capital as of June 30, 2009, subject to a maximum equal to 10 basis points times the institution’s assessment base. Our FDIC deposit insurance expense for the first nine months of 2009 was $7.8 million, including the special assessment of $2.1 million recorded in June 2009 and paid on September 30, 2009.

Further, the FDIC may impose additional emergency special assessments of up to five basis points per quarter on each institution’s assets minus Tier 1 capital if necessary to maintain public confidence in federal deposit insurance or as a result of deterioration in the Deposit Insurance Fund reserve ratio due to institution failures. The latest date possible for imposing any such additional special assessment is December 31, 2009, with collection on March 30, 2010. Any additional emergency special assessment imposed by the FDIC will hurt our earnings. Additionally, as a potential alternative to special assessments, in November 2009, the FDIC announced that financial institutions are required to prepay their estimated quarterly risk-based assessment for the fourth quarter of 2009 and for all of 2010, 2011 and 2012.

Continued weak or worsening credit availability could limit our ability to replace deposits and fund loan demand, which could adversely affect our earnings and capital levels.

Continued weak or worsening credit availability and the inability to obtain adequate funding to replace deposits and fund continued loan growth may negatively affect asset growth and, consequently, our earnings capability and capital levels. In addition to any deposit growth, maturity of investment securities and loan payments, we rely from time to time on advances from the Federal Home Loan Bank of Seattle, borrowings from the Federal Reserve Bank of San Francisco and certain other wholesale funding sources to fund loans and replace deposits. If the economy does not improve or continues to deteriorate, these additional funding sources could be negatively affected, which could limit the funds available to us. Our liquidity position could be significantly constrained if we are unable to access funds from the Federal Home Loan Bank of Seattle, the Federal Reserve Bank of San Francisco or other wholesale funding sources.

Failure to manage our growth may adversely affect our performance.

Our financial performance and profitability depend on our ability to manage past and possible future growth. Future acquisitions and our continued growth may present operating, integration and other issues that could have a material adverse effect on our business, financial condition or results of operations.

Liquidity risk could impair our ability to fund operations and jeopardize our financial condition.

Liquidity is essential to our business. An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a substantial negative effect on our liquidity. Our access to funding sources in amounts adequate to finance our activities or the terms of which are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or economy in general. Factors that could detrimentally impact our access to liquidity sources include a decrease in the level of our business activity as a result of a downturn in the Washington, Oregon or Idaho markets in which our loans are concentrated or adverse regulatory action against us. Our ability to borrow could also be impaired by factors that are not specific to us, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of the recent turmoil faced by banking organizations and the continued deterioration in credit markets. In addition, recent changes in the collateralization requirements and other provisions of the Washington and Oregon public funds deposit programs have changed the economic benefit associated with accepting public funds deposits, which may affect our need to utilize alternative sources of liquidity.

We may engage in FDIC-assisted transactions, which could present additional risks to our business.

We may have opportunities to acquire the assets and liabilities of failed banks in FDIC-assisted transactions, including transactions in the states of Washington, Oregon and Idaho. Although these FDIC-assisted transactions typically provide for FDIC assistance to an acquiror to mitigate certain risks, such as sharing exposure to loan losses and providing indemnification against certain liabilities of the failed institution, we are (and would be in future transactions) subject to many of the same risks we would face in acquiring another bank in a negotiated transaction, including risks associated with maintaining customer relationships and failure to realize the anticipated acquisition benefits in the amounts and within the timeframes we expect. In addition, because these acquisitions are structured in a manner that would not allow us the time and access to information normally associated with preparing for and evaluating a negotiated acquisition, we may face additional risks in FDIC-assisted transactions, including additional strain on management resources, management of problem loans, problems related to integration of personnel and operating systems and impact to our capital resources requiring us to raise additional capital. We cannot assure you that we will be successful in overcoming these risks or any other problems encountered in connection with FDIC-assisted transactions. Our inability to overcome these risks could have a material adverse effect on our business, financial condition and results of operations.

We operate in a highly regulated environment and may be adversely affected by changes in federal and state laws and regulations, including changes that may restrict our ability to foreclose on single-family home loans and offer overdraft protection.

We are subject to extensive regulation, supervision and examination by federal and state banking authorities. Banking regulations are primarily intended to protect depositors’ funds, federal deposit insurance funds, and the banking system as a whole, and not holders of our common stock. These regulations affect our lending practices, capital structure, investment practices, dividend policy, and growth, among other things. Congress and federal regulatory agencies continually review banking laws, regulations, and policies for possible changes. Changes to statutes, regulations, or regulatory policies, including changes in interpretation or implementation of statues, regulations, or policies, could affect us in substantial and unpredictable ways. Such changes could subject us to additional costs, limit the types of financial services and products we may offer, restrict mergers and acquisitions, investments, access to capital, the location of banking offices, and/or increase the ability of non-banks to offer competing financial services and products, among other things. Failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies, civil money penalties and/or reputational damage, which could have a material adverse effect on our business, financial condition and results of operations. While we have policies and procedures designed to prevent any such violations, there can be no assurance that such violations will not occur.

New legislation proposed by Congress may give bankruptcy courts the power to reduce the increasing number of home foreclosures by giving bankruptcy judges the authority to restructure mortgages and reduce a borrower’s payments. Property owners would be allowed to keep their property while working out their debts. Bills placing temporary moratoriums on foreclosure sales or otherwise modifying foreclosure procedures to the benefit of borrowers and the detriment of lenders may be enacted by either Congress or in the States of

Washington, Oregon and Idaho in the future. These laws may further restrict our collection efforts on one-to-four single-family mortgage loans. Additional legislation proposed or under consideration in Congress would give current debit and credit card holders the chance to opt out of an overdraft protection program and limit overdraft fees, which could result in additional operational costs and a reduction in our non-interest income.

Further, our regulators have significant discretion and authority to prevent or remedy unsafe or unsound practices or violations of laws by financial institutions and holding companies in the performance of their supervisory and enforcement duties. In this regard, banking regulators are considering additional regulations governing compensation which may adversely affect our ability to attract and retain employees. On June 17, 2009, the Obama Administration published a comprehensive regulatory reform plan that is intended to modernize and protect the integrity of the United States financial system. The reform plan proposes, among other matters, the creation of a new federal agency, the Consumer Financial Protection Agency, that would be dedicated to protecting consumers in the financial products and services market. The creation of this agency could result in new regulatory requirements and raise the cost of regulatory compliance. In addition, legislation stemming from the reform plan could require changes in regulatory capital requirements, and compensation practices. If implemented, the foregoing regulatory reforms may have a material impact on our operations. However, because the legislation needed to implement the President’s reform plan has not been introduced, and because the final legislation may differ significantly from the legislation proposed by the Administration, we cannot determine the specific impact of regulatory reform at this time.

Our litigation related costs might continue to increase.

The Banks are subject to a variety of legal proceedings that have arisen in the ordinary course of the Bank’s business. In the current economic environment, the Banks’ involvement in litigation has increased significantly, primarily as a result of defaulted borrowers asserting claims to defeat or delay foreclosure proceedings. The Bank believes that it has meritorious defenses in legal actions where it has been named as a defendant and is vigorously defending these suits. Although management, based on discussion with litigation counsel, believes that such proceedings will not have a material adverse effect on the financial condition or operations of the Banks, there can be no assurance that a resolution of any such legal matters will not result in significant liability to the Banks nor have a material adverse impact on its financial condition and results of operations or the Banks’ ability to meet applicable regulatory requirements. Moreover, the expenses of pending legal proceedings will adversely affect the Banks’ results of operations until they are resolved. There can be no assurance that the Banks’ loan workout and other activities will not expose the Banks to additional legal actions, including lender liability or environmental claims.

Because of our participation in the TARP Capital Purchase Program we are subject to several restrictions including restrictions on compensation paid to our executives.

Pursuant to the terms of the TARP Capital Purchase Program we adopted certain standards for executive compensation and corporate governance for the period during which the Treasury holds an investment in us. These standards generally apply to our Chief Executive Officer, Chief Financial Officer and the three next most highly compensated senior executive officers. The standards include (1) ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution; (2) required clawback of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (3) prohibition on making golden parachute payments to senior executives; and (4) agreement not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive. Pursuant to the American Recovery and Reinvestment Act, further compensation restrictions, including significant limitations on incentive compensation, have been imposed on our senior executive officers and most highly compensated employees. Such restrictions and any future restrictions on executive compensation which may be adopted, could adversely affect our ability to hire and retain senior executive officers.

We are dependent on key personnel and the loss of one or more of those key personnel may materially and adversely affect our prospects.

Competition for qualified employees and personnel in the banking industry is intense and there are a limited number of qualified persons with knowledge of, and experience in, the community banking industry where the Banks conduct their business. The process of recruiting personnel with the combination of skills and attributes required to carry out our strategies is often lengthy. In addition, the American Recovery and Reinvestment Act has imposed significant limitations on executive compensation for recipients, such as us, of funds under the TARP Capital Purchase Program, which may make it more difficult for us to retain and recruit key personnel. Our success depends to a significant degree upon our ability to attract and retain qualified management, loan origination, finance, administrative, marketing and technical personnel and upon the continued contributions of our management and personnel. In particular, our success has been and continues to be highly dependent upon the abilities of key executives, including our President, and certain other employees. In addition, our success has been and continues to be highly dependent upon the services of our directors, many of whom are at or nearing retirement age, and we may not be able to identify and attract suitable candidates to replace such directors.

Managing reputational risk is important to attracting and maintaining customers, investors and employees.

Threats to our reputation can come from many sources, including adverse sentiment about financial institutions generally, unethical practices, employee misconduct, failure to deliver minimum standards of service or quality, compliance deficiencies, and questionable or fraudulent activities of our customers. We have policies and procedures in place to protect our reputation and promote ethical conduct, but these policies and procedures may not be fully effective. Negative publicity regarding our business, employees, or customers, with or without merit, may result in the loss of customers, investors and employees, costly litigation, a decline in revenues and increased governmental regulation.

We rely on communications, information, operating and financial control systems technology from third-party service providers, and we may suffer an interruption in those systems.

We rely heavily on third-party service providers for much of our communications, information, operating and financial control systems technology, including our internet banking services and data processing systems. Any failure or interruption of these services or systems or breaches in security of these systems could result in failures or interruptions in our customer relationship management, general ledger, deposit, servicing and/or loan origination systems. The occurrence of any failures or interruptions may require us to identify alternative sources of such services, and we cannot assure you that we could negotiate terms that are as favorable to us, or could obtain services with similar functionality as found in our existing systems without the need to expend substantial resources, if at all.

Risks Relating to the Offering and our Common Stock

The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell our common stock when you want or at prices you find attractive.

We cannot predict how our common stock will trade in the future. The market value of our common stock will likely continue to fluctuate in response to a number of factors including the following, most of which are beyond our control, as well as the other factors described in this “Risk Factors” section:

•	actual or anticipated quarterly fluctuations in our operating and financial results;

•	developments related to investigations, proceedings or litigation that involve us;

•	changes in financial estimates and recommendations by financial analysts;

•	dispositions, acquisitions and financings;

•	actions of our current shareholders, including sales of common stock by existing shareholders and our directors and executive officers;

•	fluctuations in the stock prices and operating results of our competitors;

•	regulatory developments; and

•	other developments related to the financial services industry.

The market value of our common stock may also be affected by conditions affecting the financial markets in general, including price and trading fluctuations. These conditions may result in (i) volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, our common stock and (ii) sales of substantial amounts of our common stock in the market, in each case that could be unrelated or disproportionate to changes in our operating performance. These broad market fluctuations may adversely affect the market value of our common stock and there is no assurance that purchasers of common stock in the offering will be able to sell shares after the offering at a price equal to or greater than the actual purchase price.

There may be future sales of additional common stock or other dilution of our equity, which may adversely affect the market price of our common stock.

Except as described under “Underwriting,” and in connection with agreements we made as part of our participation in the TARP Capital Purchase Program, we are not restricted from issuing additional common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The market price of our common stock could decline as a result of sales by us of a large number of shares of common stock or preferred stock or similar securities in the market after this offering or from the perception that such sales could occur. Further, any issuances of common stock would dilute our shareholders’ ownership interests and may dilute the per share book value of our common stock.

Our board of directors is authorized generally to cause us to issue additional common stock, as well as series of preferred stock, without any action on the part of our shareholders except as may be required under the listing requirements of the NASDAQ Stock Market. In addition, the board has the power, without shareholders approval, to set the terms of any such series of preferred stock that may be issued, including voting rights, dividend rights and preferences over the common stock with respect to dividends or upon the liquidation, dissolution or winding-up of our business and other terms. If we issue preferred stock in the future that has a preference over the common stock with respect to the payment of dividends or upon liquidation, dissolution or winding-up, or if we issue preferred stock with voting rights that dilute the voting power of the common stock, the rights of holders of the common stock or the market price of the common stock could be adversely affected.

We will retain broad discretion in using the net proceeds from this offering, and may not use the proceeds effectively.

We intend to use a significant portion of the net proceeds from this offering to provide capital to Banner Bank to support its growth and to take advantage of opportunities created by changes in the competitive environment in our market areas. The proceeds will also strengthen Banner Bank’s regulatory capital ratios. We expect to use the remaining net proceeds for general working capital purposes. We have not designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will retain broad discretion to allocate the net proceeds of this offering. The net proceeds may be applied in ways with which you and other investors in the offering may not agree. Moreover, our management may use the proceeds for corporate purposes that may not increase our market value or make us more profitable. In addition, it may take us some time to effectively deploy the proceeds from this offering. Until the proceeds are effectively deployed, our return on equity and earnings per share may be negatively impacted. Management’s failure to use the net proceeds of this offering effectively could have an adverse effect on our business, financial condition and results of operations.

We rely on dividends from subsidiaries for substantially all of our revenue.

Banner Corporation receives substantially all of its revenue as dividends from its subsidiaries. Various federal and/or state laws and regulations limit the amount of dividends that Banner Bank, Islanders Bank and certain non-bank subsidiaries may pay to Banner Corporation. In the event the Banks are unable to pay dividends to Banner Corporation, Banner Corporation may not be able to service its debt, pay its other obligations or pay dividends on its common stock. Accordingly, the inability to receive dividends from the Banks could also have a material adverse effect on our business, financial condition and results of operations.

You may not receive dividends on our common stock.

Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. Furthermore, holders of our common stock are subject to the prior dividend rights of holders of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) and any other holders of our preferred stock or depositary shares representing such preferred stock then outstanding. Although we have historically declared cash dividends on our common stock, we are not required to do so. During 2009, we reduced the quarterly dividend on our common stock to $0.01 per share. In the future, we may eliminate our common stock dividend. This could adversely affect the market price of our common stock.

If we defer payments of interest on our outstanding junior subordinated debentures or if certain defaults relating to those debentures occur, we will be prohibited from declaring or paying dividends or distributions on, and from making liquidation payments with respect to, our common stock.

As of September 30, 2009 we had outstanding $123.7 million aggregate principal amount ($47.9 million at fair value) of junior subordinated debentures issued in connection with the sale of trust preferred securities through statutory business trusts. We have also guaranteed these trust preferred securities. There are currently six separate series of these junior subordinated debentures outstanding, each series having been issued under a separate indenture and with a separate guarantee. Each of these indentures, together with the related guarantee, prohibits us, subject to limited exceptions, from declaring or paying any dividends or distributions on, or redeeming, repurchasing, acquiring or making any liquidation payments with respect to, any of our capital stock at any time when (i) there shall have occurred and be continuing an event of default under such indenture or any event, act or condition that with notice or lapse of time or both would constitute an event of default under such indenture; (ii) we are in default with respect to payment of any obligations under such guarantee; or (iii) we have deferred payment of interest on the junior subordinated debentures outstanding under that indenture. In that regard, we are entitled, at our option but subject to certain conditions, to defer payments of interest on the junior subordinated debentures of each series from time to time for up to five years.

Events of default under the indenture generally consist of our failure to pay interest on the junior subordinated debt securities under certain circumstances, our failure to pay any principal of or premium on such junior subordinated debt securities when due, our failure to comply with certain covenants under the indenture, and certain events of bankruptcy, insolvency or liquidation relating to us or Banner Bank. As a result of these provisions, if we were to elect to defer payments of interest on any series of junior subordinated debentures, or if any of the other events described in clause (i) or (ii) of the first paragraph of this risk factor were to occur, we would be prohibited from declaring or paying any dividends on our common stock, from repurchasing or otherwise acquiring any such common stock, and from making any payments to holders of common stock in the event of our liquidation, which would likely have a material adverse effect on the market value of our common stock. Moreover, without notice to or consent from the holders of our common stock, we may issue additional series of junior subordinated debentures in the future with terms similar to those of our existing junior subordinated debentures or enter into other financing agreements that limit our ability to purchase or to pay dividends or distributions on our capital stock, including our common stock.

Also, Banner Corporation may not pay interest on the junior subordinated debentures without the prior written non-objection of the Federal Reserve.

Our common stock constitutes equity and is subordinate to our existing and future indebtedness and our Series A Preferred Stock, and effectively subordinated to all the indebtedness and other non-common equity claims against our subsidiaries.

The shares of our common stock represent equity interests in us and do not constitute indebtedness. Accordingly, the shares of our common stock will rank junior to all of our existing and future indebtedness and to other non-equity claims on Banner Corporation with respect to assets available to satisfy claims on Banner Corporation. Further, holders of our common stock are subject to the prior dividend and liquidation rights of the holder(s) of our Series A Preferred Stock. The Series A Preferred Stock has an aggregate liquidation preference of $124.0 million. The terms of the Series A Preferred Stock prohibit us from paying dividends with respect to our common stock unless all accrued and unpaid dividends for all completed dividend periods with respect to the Series A Preferred Stock have been paid.

In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise, and thus your ability as a holder of our common stock to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, holders of our common stock will be effectively subordinated to all existing and future liabilities and obligations of our subsidiaries. At September 30, 2009, our subsidiaries’ total deposits and borrowings were approximately $4.4 billion, exclusive of fair value adjustments.

Our Series A Preferred Stock impacts net income available to our common shareholders and earnings per common share, and the Warrant we issued to Treasury may be dilutive to holders of our common stock.

The dividends declared on our Series A Preferred Stock reduce the net income available to common shareholders and our earnings per common share. The Series A Preferred Stock will also receive preferential treatment in the event of liquidation, dissolution or winding up of Banner. Additionally, the ownership interest of the existing holders of our common stock will be diluted to the extent the Warrant we issued to the Treasury in conjunction with the sale to the Treasury of the Series A Preferred Stock is exercised. The 1,707,989 shares of common stock underlying the Warrant represent approximately 8.0% of the shares of our common stock outstanding as of September 30, 2009 (including the shares issuable upon exercise of the Warrant in total shares outstanding). Although the Treasury has agreed not to vote any of the shares of common stock it receives upon exercise of the Warrant, a transferee of any portion of the Warrant or of any shares of common stock acquired upon exercise of the Warrant is not bound by this restriction.

If we are unable to redeem our Series A Preferred Stock after five years, the cost of this capital to us will increase substantially.

If we are unable to redeem our Series A Preferred Stock prior to November 21, 2013, the cost of this capital to us will increase substantially on that date, from 5.0% per annum (approximately $6.2 million annually) to 9.0% per annum (approximately $11.2 million annually). Depending on our financial condition at the time, this increase in the annual dividend rate on the Series A Preferred Stock could have a material negative effect on our liquidity.

Our common stock trading volume may not provide adequate liquidity for investors.

Shares of our common stock are listed on the NASDAQ Global Select Market; however, the average daily trading volume in our common stock is less than that of many larger financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of a sufficient number of willing buyers and sellers of the common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Given the daily average trading volume of our common stock, significant sales of the common stock in a brief period of time, or the expectation of these sales, could cause a decline in the price of our common stock.

The federal banking laws limit the ownership of our common stock.

Because we are a bank holding company, purchasers of 10% or more of our common stock may be required to obtain approvals under the Change in Bank Control Act of 1978, as amended, or Bank Holding Company Act of 1956, as amended (and in certain cases such approvals may be required at a lesser percentage of ownership). Specifically, under regulations adopted by the Federal Reserve, (a) any other bank holding company may be required to obtain the approval of the Federal Reserve to acquire or retain 5% or more of the common stock and (b) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve to acquire or retain 10% or more of the common stock.

The voting limitation provision in our articles of incorporation could limit your voting rights as a holder of our common stock.

Our articles of incorporation provide that, subject to certain limited exceptions, if any person or group acting in concert acquires beneficial ownership of more than 10% of any class of our equity securities (which would include our common stock) without the prior approval by a two-thirds vote of our “Continuing Directors,” (as defined therein), then with respect to each share of voting stock in excess of 10% of all shares of our voting stock, such person shall be entitled to cast only one-hundredth of one vote per share. See “Description of Common Stock and Preferred Stock—Anti-takeover Effects-Restrictions on Acquisitions of Securities” in the accompanying prospectus. This means that any person owning more than 10% of our common stock will have limited voting rights with respect to the shares owned in excess of 10% of the number of shares of outstanding common stock.

Anti-takeover provisions could negatively impact our shareholders.

Provisions in our articles of incorporation and bylaws, the corporate law of the State of Washington and federal regulations could delay, defer or prevent a third party from acquiring us, despite the possible benefit to our shareholders, or otherwise adversely affect the market price of any class of our equity securities, including our common stock. These provisions include: limitations on voting rights of beneficial owners of more than 10% of our common stock, supermajority voting requirements for certain business combinations with any person who owns 10% or more of our outstanding common stock; the election of directors to staggered terms of three years; advance notice requirements for nominations for election to our board of directors and for proposing matters that shareholders may act on at shareholder meetings; a requirement that only directors may fill a vacancy in our board of directors; supermajority voting requirements to remove any of our directors and the other provisions described in the accompanying prospectus under “Description of Common Stock and Preferred Stock—Anti-Takeover Effects.” In addition, we are subject to Washington laws, including one that prohibits us from engaging in a significant business combination with any shareholder who acquires 10% or more of our voting stock for a period of five years from the date of that acquisition unless certain conditions are met. Additionally, our articles of incorporation authorize our board of directors to issue preferred stock as described under “The issuance of preferred stock could adversely affect holders of our common stock, which may negatively impact your investment,” and preferred stock could be issued as a defensive measure in response to a takeover proposal. For further information, see “Description of Common Stock and Preferred Stock—Preferred Stock” in the accompanying prospectus. These provisions may discourage potential takeover attempts, discourage bids for our common stock at a premium over market price or adversely affect the market price of, and the voting and other rights of the holders of, our common stock. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors other than the candidates nominated by our board of directors.

USE OF PROCEEDS

Our estimated net proceeds from this offering are approximately $             million, or approximately $             million if the underwriters exercise their over-allotment option in full, after deducting the underwriting discounts and commissions and other estimated expenses of this offering. We intend to use a significant portion of the net proceeds from this offering to provide capital to Banner Bank to support its growth and to take advantage of opportunities created by changes in the competitive environment in our market areas. The proceeds will also strengthen Banner Bank’s regulatory capital ratios. We expect to use the remaining net proceeds for general working capital purposes. Pending allocation to specific uses, we intend to invest the proceeds in short-term interest-bearing investment grade securities.

CAPITALIZATION

The following table shows our actual consolidated capitalization (unaudited) as of September 30, 2009 and as adjusted to give effect to the issuance of the common stock offered by this prospectus supplement. You should read the following table together with the section entitled “Summary of Selected Consolidated Financial Information” and our consolidated financial statements and notes, which are incorporated by reference into this prospectus supplement. Our capitalization is presented on a historical basis and on a pro forma basis as if the offering had been completed as of September 30, 2009 based on the following:

•

the sale of 29,182,879 shares of common stock at a price of $2.57 per share based on a closing price of the common stock on the NASDAQ Global Select Market on December 4, 2009, the price at which the common stock is sold in the offering may be higher or lower than $2.57, and we may sell a greater or lower number of shares in the offering;

•

the net proceeds to us in this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us in this offering of $75 million, are $70.4 million; and

•	the underwriters’ over-allotment option is not exercised.

	At September 30, 2009
	Actual	As Adjusted
	(dollars in thousands except per share data)
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, 500,000 shares authorized; Series A—liquidation preference $1,000 per share, 124,000 shares issued and outstanding	$117,034	$117,034
Common stock, $.01 par value, authorized 75,000,000 shares, 19,933,943 shares issued, and 19,693,562 shares outstanding, and 48,876,441 shares outstanding, as adjusted at September 30, 2009	327,385	397,773
Retained income, substantially restricted	(36,402)	(36,402)
Accumulated other comprehensive income, net of income taxes	703	703
Unearned stock compensation	(1,997)	(1,997)

Total stockholders’ equity	$406,723	$477,111

Book value per common share	$14.71	$7.37
Tangible book value per common share	$14.11	$7.13

Equity to total assets ratio	8.50%	9.84%

Regulatory capital ratios(1)
Total risk-based capital ratio	12.54%	14.28%
Tier 1 risk-based capital ratio	11.27	13.02
Leverage ratio	9.66	11.02

(1)	Regulatory capital ratios are calculated for Banner on a consolidated basis.

PRICE RANGE OF COMMON STOCK AND DIVIDEND INFORMATION

Our common stock is traded on the NASDAQ Global Select Market under the symbol “BANR.” Shareholders of record as of November 30, 2009 totaled 1,430 based upon securities position listings furnished to us by our transfer agent. This total does not reflect the number of persons or entities who hold stock in nominee or “street” name through various brokerage firms. As of November 30, 2009, there were 21,112,770 shares of our common stock issued and outstanding. The following tables show the reported high and low sale prices of our common stock for the periods presented, as well as the cash dividends declared per share of common stock for each of those periods.

Year Ending December 31, 2009	High	Low	Cash Dividend Declared
First quarter	$10.39	$1.81	$0.01
Second quarter	6.71	3.04	0.01
Third quarter	4.29	2.51	0.01
Fourth quarter (through November 30, 2009)	3.55	2.25	—

Year Ended December 31, 2008
First quarter	$28.91	$19.90	$0.20
Second quarter	24.68	8.80	0.20
Third quarter	21.14	7.12	0.05
Fourth quarter	14.71	8.01	0.05

Year Ended December 31, 2007
First quarter	$45.41	$38.61	$0.19
Second quarter	41.97	34.06	0.19
Third quarter	36.39	27.63	0.19
Fourth quarter	36.14	27.18	0.20

The timing and amount of cash dividends paid on our common stock depends on our earnings, capital requirements, financial condition and other relevant factors and is subject to the discretion of our board of directors. After consideration of these factors, beginning in 2009, we reduced our dividend payout to preserve our capital. On October 30, 2009, we paid our shareholders a dividend of $0.01 per share. There can be no assurance that we will pay dividends on our common stock in the future.

The Federal Reserve Bank of San Francisco has also notified us that we may not declare or pay any dividends on common or preferred stock or pay interest or principal on the balance of its junior subordinated debentures without their prior written non-objection.

Our ability to pay dividends on our common stock depends primarily on dividends we receive from Banner Bank and Islanders Bank. Under federal regulations, the dollar amount of dividends the Banks may pay depends upon their capital position and recent net income. Generally, if a Bank satisfies its regulatory capital requirements, it may make dividend payments up to the limits prescribed under state law and FDIC regulations. However, an institution that has converted to a stock form of ownership may not declare or pay a dividend on, or repurchase any of, its common stock if the effect thereof would cause the regulatory capital of the institution to be reduced below the amount required for the liquidation account which was established in connection with the conversion. Banner Bank, our primary subsidiary, converted to a stock form of ownership and is therefore subject to the limitation described in the preceding sentence. In addition, under Washington law, no bank may declare or pay any dividend in an amount greater than its retained earnings. The Washington DFI has the power to require any bank to suspend the payment of any and all dividends.

In addition, under Washington law, Banner Corporation is prohibited from paying a dividend if, after making such dividend payment, it would be unable to pay its debts as they become due in the usual course of business, or if its total liabilities, plus the amount that would be needed, in the event Banner Corporation were to be dissolved at the time of the dividend payment, to satisfy preferential rights on dissolution of holders of preferred stock ranking senior in right of payment to the capital stock on which the applicable distribution is to be made, exceed our total assets.

In addition to the foregoing regulatory considerations, there are numerous governmental requirements and regulations that affect our business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on our business and on our ability to pay dividends on our common stock.

In addition to the legal and regulatory restrictions described above, certain contractual provisions limit our ability to pay dividends on our common stock. The securities purchase agreement between us and the Treasury, pursuant to which we issued our Series A Preferred Stock and Warrant as part of the TARP Capital Purchase Program provides that prior to the earlier of (i) November 21, 2011 and (ii) the date on which all of the shares of the Series A Preferred Stock have been redeemed by us or transferred by Treasury to third parties, we may not, without the consent of the Treasury, (a) pay a quarterly cash dividend on our common stock of more than $.05 per share or (b) subject to limited exceptions, redeem, repurchase or otherwise acquire shares of our common stock or preferred stock, other than the Series A Preferred Stock, or any trust preferred securities then outstanding. In addition, under the terms of the Series A Preferred Stock, we may not pay dividends on our common stock unless we are current in our dividend payments on the Series A Preferred Stock. Dividends on the Series A Preferred Stock are payable quarterly at a rate of 5% per annum for the first five years and a rate of 9% per annum thereafter if not redeemed prior to that time.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of:

•	75,000,000 shares of common stock, par value $.01 per share; and

•	500,000 shares of preferred stock, par value $.01 per share.

As of November 30, 2009, there were 21,112,770 shares of our common stock issued and outstanding and 124,000 shares of our preferred stock issued and outstanding, all of which consisted of our Series A Preferred Stock.

In this section we describe certain features and rights of our capital stock. The summary does not purport to be exhaustive and is qualified in its entirety by reference to our Articles of Incorporation, Bylaws, and to applicable Washington law. You should refer to the provisions of our Articles of Incorporation and bylaws because they, and not the summaries, define the rights of holders of shares of our common stock. Our Articles of Incorporation and Bylaws have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus supplement is a part and may be obtained by following the directions under the heading “Where You Can Find More Information.”

Common Stock

General. Except as described in the accompanying prospectus under “Description of Common Stock and Preferred Stock—Anti-takeover Effects,” each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the common shareholders. There are no cumulative voting rights. Subject to preferences to which holders of any shares of preferred stock may be entitled, holders of common stock will be entitled to receive ratably any dividends that may be declared from time to time by the Board of Directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share in our assets remaining after the payment or provision for payment of our debts and other liabilities, distributions or provisions for distributions in settlement of the liquidation account established in connection with the conversion of Banner Bank from the mutual to the stock form of ownership, and the satisfaction of the liquidation preferences of the holders of the Series A Preferred Stock and any other series of our preferred stock then outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions that apply to the common stock. All shares of common stock currently outstanding are fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Restrictions on Dividends and Repurchases Under Agreement with Treasury. The securities purchase agreement dated November 21, 2008 between us and the Treasury pursuant to Treasury’s TARP Capital Purchase Program, provides that prior to the earlier of (i) November 21, 2011 and (ii) the date on which all of the shares of the Series A Preferred Stock have been redeemed by us or transferred by Treasury to third parties, we may not, without the consent of Treasury, (a) increase the cash dividend on our common stock or (b) subject to limited exceptions, redeem, repurchase or otherwise acquire shares of our common stock or preferred stock other than the Series A Preferred Stock or trust preferred securities.

Preferred Stock

Our Articles of Incorporation permits our Board of Directors to authorize the issuance of up to 500,000 shares of preferred stock, par value $0.01, in one or more series, without shareholder action. The Board of Directors can fix the designation, powers, preferences and rights of each series. Therefore, without approval of the holders of our common stock or the Series A Preferred Stock (except as may be required under the terms of the Series A Preferred Stock (see “Description of Series A Preferred Stock—Voting Rights”) or by the rules of the NASDAQ Stock Market or any other exchange or market on which our securities may then be listed or quoted), our Board of Directors can authorize the issuance of preferred stock with voting, dividend, liquidation and conversion and other rights that could dilute the voting power or other rights or adversely affect the market value of our common stock and the Series A Preferred Stock and may assist management in impeding any unfriendly takeover or attempted change in control. See “Description of Common Stock and Preferred Stock—Anti-takeover Effects.”

For a description of the terms of the Series A Preferred Stock, see “Description of Series A Preferred Stock” below.

Description of Series A Preferred Stock

General

The Series A Preferred Stock constitutes a single series of our preferred stock, consisting of 124,000 shares, par value $0.01 per share, having a liquidation preference amount of $1,000 per share. The Series A Preferred Stock has no maturity date. We issued the shares of Series A Preferred Stock to Treasury on November 21, 2008 in connection with the TARP Capital Purchase Program for a purchase price of $124.0 million. Pursuant to the securities purchase agreement between us and Treasury, we have agreed, if requested by Treasury, to enter into a depositary arrangement pursuant to which the shares of Series A Preferred Stock may be deposited and depositary shares, each representing a fraction of a share of Series A Preferred Stock as specified by Treasury, may be issued.

Dividends

Rate. Dividends on the Series A Preferred Stock are payable quarterly in arrears, when, as and if authorized and declared by our Board of Directors out of legally available funds, on a cumulative basis on the $1,000 per share liquidation preference amount plus the amount of accrued and unpaid dividends for any prior dividend periods, at a rate of (i) 5% per annum, from the original issuance date to but excluding the first day of the first dividend period commencing after the fifth anniversary of the original issuance date (i.e., 5% per annum from November 21, 2008 to but excluding February 15, 2014), and (ii) 9% per annum, from and after the first day of the first dividend period commencing after the fifth anniversary of the original issuance date (i.e., 9% per annum on and after February 15, 2014). Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing on February 15, 2009. Each dividend will be payable to holders of record as they appear on our stock register on the applicable record date, which will be the 15th calendar day immediately preceding the related dividend payment date (whether or not a business day), or such other record date determined by our Board of Directors that is not more than 60 nor less than ten days prior to the related dividend payment date. Each period from and including a dividend payment date (or the date of the issuance of the Series A Preferred Stock) to but excluding the following dividend payment date is referred to as a “dividend period.” Dividends payable for each dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. If a scheduled dividend payment date falls on a day that is not a business day, the dividend will be paid on the next business day as if it were paid on the scheduled dividend payment date, and no interest or other additional amount will accrue on the dividend. The term “business day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

Dividends on the Series A Preferred Stock will be cumulative. If for any reason our Board of Directors does not declare a dividend on the Series A Preferred Stock for a particular dividend period, or if the Board of Directors declares less than a full dividend, we will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).

We are not obligated to pay holders of the Series A Preferred Stock any dividend in excess of the dividends on the Series A Preferred Stock that are payable as described above. There is no sinking fund with respect to dividends on the Series A Preferred Stock.

Priority of Dividends. So long as the Series A Preferred Stock remains outstanding, we may not declare or pay a dividend or other distribution on our common stock or any other shares of Junior Stock (other than dividends payable solely in common stock) or Parity Stock (other than dividends paid on a pro rata basis with the Series A Preferred Stock), and we generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of common stock, Junior Stock or Parity Stock unless all accrued and unpaid dividends on the Series A Preferred Stock for all past dividend periods are paid in full.

“Junior Stock” means our common stock and any other class or series of our stock the terms of which expressly provide that it ranks junior to the Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of Banner Corporation. We currently have no outstanding class or series of stock constituting Junior Stock other than our common stock.

“Parity Stock” means any class or series of our stock, other than the Series A Preferred Stock, the terms of which do not expressly provide that such class or series will rank senior or junior to the Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of Banner Corporation, in each case without regard to whether dividends accrue cumulatively or non-cumulatively. We currently have no outstanding class or series of stock constituting Parity Stock.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Banner Corporation, holders of the Series A Preferred Stock will be entitled to receive for each share of Series A Preferred Stock, out of the assets of Banner Corporation or proceeds available for distribution to our shareholders, subject to any rights of our creditors, before any distribution of assets or proceeds is made to or set aside for the holders of our common stock and any other class or series of our stock ranking junior to the Series A Preferred Stock, payment of an amount equal to the sum of (i) the $1,000 liquidation preference amount per share and (ii) the amount of any accrued and unpaid dividends on the Series A Preferred Stock (including dividends accrued on any unpaid dividends). To the extent the assets or proceeds available for distribution to shareholders are not sufficient to fully pay the liquidation payments owing to the holders of the Series A Preferred Stock and the holders of any other class or series of our stock ranking equally with the Series A Preferred Stock, the holders of the Series A Preferred Stock and such other stock will share ratably in the distribution.

For purposes of the liquidation rights of the Series A Preferred Stock, neither a merger or consolidation of Banner Corporation with another entity nor a sale, lease or exchange of all or substantially all of Banner Corporation’s assets will constitute a liquidation, dissolution or winding up of the affairs of Banner Corporation.

Redemption and Repurchases

Subject to the prior approval of the Federal Reserve, the Series A Preferred Stock is redeemable at our option in whole or in part at a redemption price equal to 100% of the liquidation preference amount of $1,000 per share plus any accrued and unpaid dividends to but excluding the date of redemption (including dividends accrued on any unpaid dividends), provided that any declared but unpaid dividend payable on a redemption date that occurs subsequent to the record date for the dividend will be payable to the holder of record of the redeemed shares on the dividend record date, and provided further that the Series A Preferred Stock may be redeemed prior to the first dividend payment date falling after the third anniversary of the original issuance date (i.e., prior to February 15, 2012) only if (i) we have, or our successor following a business combination with another entity which also participated in the TARP Capital Purchase Program has, raised aggregate gross proceeds in one or more Qualified Equity Offerings of at least the Minimum Amount and (ii) the aggregate redemption price of the Series A Preferred Stock does not exceed the aggregate net proceeds from such Qualified Equity Offerings by us and any successor. The “Minimum Amount” means $31.0 million plus, in the event we are succeeded in a business combination by another entity which also participated in the TARP Capital Purchase Program, 25% of the aggregate liquidation preference amount of the preferred stock issued by that entity to Treasury. A “Qualified Equity Offering” is defined as the sale for cash by Banner Corporation (or its successor) of preferred stock or common stock that qualifies as Tier 1 capital under applicable regulatory capital guidelines.

To exercise the redemption right described above, we must give notice of the redemption to the holders of record of the Series A Preferred Stock by first class mail, not less than 30 days and not more than 60 days before the date of redemption. Each notice of redemption given to a holder of Series A Preferred Stock must state: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price. In the case of a partial redemption of the Series A Preferred Stock, the shares to be redeemed will be selected either pro rata or in such other manner as our Board of Directors determines to be fair and equitable.

The securities purchase agreement between us and Treasury provides that so long as Treasury continues to own any shares of Series A Preferred Stock, we may not repurchase any shares of Series A Preferred Stock from any other holder of such shares unless we offer to repurchase a ratable portion of the shares of Series A Preferred Stock then held by the Treasury on the same terms and conditions.

Shares of Series A Preferred Stock that we redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of preferred stock, which may then be reissued by us as any series of preferred stock other than the Series A Preferred Stock.

Pursuant to the American Recovery and Reinvestment Act of 2008, we may repurchase the Series A Preferred Stock, whether or not we have conducted a Qualified Equity Offering, with the approval of the Federal Reserve and the Treasury.

No Conversion Rights

Holders of the Series A Preferred Stock have no right to exchange or convert their shares into common stock or any other securities.

Voting Rights

The holders of the Series A Preferred Stock do not have voting rights other than those described below, except to the extent specifically required by Washington law.

Whenever dividends have not been paid on the Series A Preferred Stock for six or more quarterly dividend periods, whether or not consecutive, the authorized number of directors of Banner Corporation will automatically increase by two and the holders of the Series A Preferred Stock will have the right, with the holders of shares of any other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (the “Preferred Directors”) to fill such newly created directorships at our next annual meeting of shareholders (or at a special meeting called for that purpose prior to the next annual meeting) and at each subsequent annual meeting of shareholders until all accrued and unpaid dividends for all past dividend periods on all outstanding shares of Series A Preferred Stock have been paid in full at which time this right will terminate with respect to the Series A Preferred Stock, subject to revesting in the event of each and every subsequent default by us in the payment of dividends on the Series A Preferred Stock.

No person may be elected as a Preferred Director who would cause us to violate any corporate governance requirements of any securities exchange or other trading facility on which our securities may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of the Series A Preferred Stock and Voting Parity Stock as a class to vote for directors as described above, the Preferred Directors will cease to be qualified as directors, the terms of office of all Preferred Directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of Preferred Directors which had been elected by the holders of the Series A Preferred Stock and the Voting Parity Stock. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created by such a removal may be filled, only by the affirmative vote of the holders a majority of the outstanding shares of Series A Preferred Stock voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office, the remaining Preferred Director may choose a successor who will hold office for the unexpired term of the office in which the vacancy occurred.

The term “Voting Parity Stock” means with regard to any matter as to which the holders of the Series A Preferred Stock are entitled to vote, any series of Parity Stock (as defined under “—Dividends-Priority of Dividends”) upon which voting rights similar to those of the Series A Preferred Stock have been conferred and are exercisable with respect to such matter. We currently have no outstanding shares of Voting Parity Stock.

Under regulations adopted by the Federal Reserve, if the holders of the Series A Preferred Stock are or become entitled to vote for the election of directors, the Series A Preferred Stock may then be deemed a “class of voting securities” and a holder of 10% or more of the Series A Preferred Stock that is a company may then be subject to regulation as a bank holding company. In addition, at such time as the Series A Preferred Stock is deemed a class of voting securities, (a) any bank holding company that is a holder of more than 5% of the Series A Preferred Stock may be required to obtain the approval of the Federal Reserve to acquire or retain more than 5% of the Series A Preferred Stock and (b) any person may be required to obtain the approval of the Federal Reserve to acquire or retain 10% or more of the Series A Preferred Stock.

In addition to any other vote or consent required by Washington law or by our Articles of Incorporation, the vote or consent of the holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock, voting as a separate class, is required in order to do the following:

•

amend our Articles of Incorporation or the articles of amendment for the Series A Preferred Stock to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of stock ranking senior to the Series A Preferred Stock with respect to the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of Banner Corporation; or

•

amend our Articles of Incorporation or the articles of amendment for the Series A Preferred Stock in a way that materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or

•

consummate a binding share exchange or reclassification involving the Series A Preferred Stock or a merger or consolidation of Banner Corporation with another entity, unless (i) the shares of Series A Preferred Stock remain outstanding or, in the case of a merger or consolidation in which Banner Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) the shares of Series A Preferred Stock remaining outstanding or such preference securities, have such rights, preferences, privileges, voting powers, limitations and restrictions, taken as a whole, as are not materially less favorable than the rights, preferences, privileges, voting powers, limitations and restrictions of the Series A Preferred Stock prior to consummation of the transaction, taken as a whole;

provided, however, that (1) any increase in the amount of our authorized but unissued shares of preferred stock, and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the Series A Preferred Stock with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock and will not require the vote or consent of the holders of the Series A Preferred Stock.

To the extent holders of the Series A Preferred Stock are entitled to vote, holders of shares of the Series A Preferred Stock will be entitled to one for each share then held.

The voting provisions described above will not apply if, at or prior to the time when the vote or consent of the holders of the Series A Preferred Stock would otherwise be required, all outstanding shares of the Series A Preferred Stock have been redeemed by us or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series A Preferred Stock to effect the redemption.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan or arrangement to which Part 4 of Title I of the Employee Retirement Income Security Act of 1974 (which we refer to as “ERISA”) applies (which we refer to as an “ERISA plan”) should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before allowing the plan to purchase our common stock. Accordingly, among other factors, the fiduciary should consider whether the purchase would be consistent with the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA plan and whether the purchase could constitute a “prohibited transaction” under ERISA or the Internal Revenue Code of 1986, as amended (“Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit an ERISA plan as well as any individual retirement account and other arrangement to which Section 4975 of the Code applies (which together with an ERISA plan we refer to individually as a “statutory plan”), from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (which we refer to individually as a “party in interest”) with respect to any such statutory plan, which transactions are commonly called “prohibited transactions.” Banner or any of the underwriters may be considered a party in interest with respect to a statutory plan. For example, if any of the underwriters or any of their affiliates are engaged in providing services to such plan such underwriters or their affiliates would be a party in interest. A violation of the “prohibited transaction” rules may result in an excise tax under Section 4975 of the Code for such persons unless exemptive relief is available under an applicable statutory or administrative exemption. In addition, the fiduciary of a statutory plan that engages in a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA.

There is a risk that a purchase of our common stock by a statutory plan could constitute a prohibited transaction under ERISA and Section 4975 of the Code. For example, if a statutory plan sponsored by Banner purchases our common stock either directly or indirectly by reason of the activities of one or more of its affiliates, the purchase of our common stock could be prohibited by Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Code unless exemptive relief were available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued three administrative prohibited transaction class exemptions (which we refer to as “PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase of our common stock. These class exemptions are:

•	PTCE 96-23, for specified transactions determined by in-house asset managers;

•	PTCE 84-14, for specified transactions determined by independent qualified professional asset managers; and

•	PTCE 75-1, as amended, for purchases of underwritten securities in a public offering.

Furthermore, there are employee benefit plans other than statutory plans (such as governmental plans, as defined in Section 3(32) of ERISA, church plans, as defined in Section 3(33) of ERISA, and foreign plans, as described in Section 4(b)(4) of ERISA) which, while not subject to the requirements of Part 4 of Title I of ERISA or Section 4975 of the Code, may be subject to laws which have a similar purpose or effect to the fiduciary and prohibited transaction provisions under Part 4 of Title I of ERISA and Section 4975 of the Code (which we refer to as “Similar Laws”).

Based on the foregoing, our common stock should not be purchased by any person investing “plan assets” of any statutory plan, any entity whose underlying assets include “plan assets” under ERISA by reason of any statutory plan’s investment in the entity, or any employee benefit plan which is subject to Similar Laws, unless the fiduciary for any such plan or entity can determine that such purchase will not result in a prohibited transaction under Part 4 of Title I of ERISA, Section 4975 of the Code, or any comparable provision under Similar Law. Any person who is a fiduciary for such a plan or entity should consult with counsel regarding the risk, if any, of a prohibited transaction arising from the purchase of our common stock and whether any exemptive relief is necessary and available in light of such risk.

UNDERWRITING

We are offering the shares of our common stock described in this prospectus supplement through Sandler O’Neill & Partners, L.P. as representative of the underwriters. We have entered into an underwriting agreement with Sandler O’Neill & Partners, L.P., acting as representative of the underwriters named below. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of our common stock listed next to its name in the following table

Name	Number of Shares
Sandler O’Neill & Partners, L.P.
D.A. Davidson & Co.

Total

The underwriting agreement provides that the underwriters’ obligation to purchase shares of our common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

The underwriters are committed to purchase and pay for all such shares of common stock, if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

Over-Allotment Option. We have granted to the underwriters an option, exercisable no later than 30 calendar days after the date of the underwriting agreement, to purchase up to an aggregate of additional shares of common stock at the public offering price, less the underwriting discount set forth on the cover page of this prospectus supplement. To the extent the option is exercised and the conditions of the underwriting agreement are satisfied, we will be obligated to sell to the underwriters, and the underwriters will be obligated to purchase, these additional shares of common stock.

Commissions and Expenses. The underwriters propose to offer the shares of common stock directly to the public at the offering price set forth on the cover page of this prospectus supplement and to certain securities dealers at the public offering price less a concession not in excess of $             per share. The underwriters may allow, and the dealers may re-allow, a concession not in excess of $             per share on sales to other dealers. After the public offering of the common stock, the underwriters may change the offering price, concessions and other selling terms.

The following table shows the per share and total underwriting discount that we will pay to the underwriters and the proceeds we will receive before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of our common stock.

	Per Share	Total Without Over-Allotment Exercise	Total With Over-Allotment Exercise
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds to us (before expenses)	$	$	$

The underwriting discounts payable by us equal     % of the aggregate purchase price for shares sold, including any shares sold as a result of the exercise of the option to purchase additional shares of our common stock, other than with respect to up to $             million of any shares sold to our employee stock ownership plan, officers and directors for which the underwriting discounts will be     %. We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but

excluding underwriting discounts, will be approximately $            , and are payable by us. We have agreed to reimburse the underwriters for their actual out-of-pocket expenses incurred in connection with their engagement as underwriters, regardless of whether this offering is consummated, including, without limitation, all marketing, syndication and travel expenses and legal fees, disbursements and expenses of underwriters’ counsel, up to $300,000.

The shares of common stock are being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify this offer and to reject orders in whole or in part.

The obligations of the underwriters may be terminated upon the occurrence (or non-Occurrence of the events specified in the underwriting agreement. The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the option to purchase additional shares of our common stock described above.

Lock-up Agreement. We, and each of our executive officers and directors and the directors of Banner Bank, have agreed, for the period beginning on and including the date of the underwriting agreement through and including the date that is 90 days after the date of the underwriting agreement, not to sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to purchase, make any short sale, or otherwise dispose of or hedge, directly or indirectly, any shares of our common stock, any of our securities substantially similar to the common stock or any securities convertible into, repayable with, exchangeable or exercisable for, or that represent the right to receive any shares of common stock or any of our securities substantially similar to the Common Stock, without, in each case, the prior written consent of Sandler O’Neill & Partners, L.P. These restrictions are expressly agreed to preclude us, and our officers and directors, from engaging in any hedging or other transaction or arrangement that is designed to, or which reasonably could be expected to, lead to or result in a sale, disposition or transfer, in whole or in part, of any of the economic consequences of ownership of our common stock, whether such transaction would be settled by delivery of our common stock or other securities, in cash or otherwise. The 90-day restricted period will be automatically extended if (1) during the last 17 days of the 90-day restricted period we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results or become aware that material news or a material event relating to us will occur during the 16-day-period beginning on the last day of the 90-day restricted period, in which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

The restrictions described in the preceding paragraph will not apply to:

•	the issuance by us of common stock to the underwriters pursuant to the underwriting agreement;

•	as a bona fide gift or gifts, provided that the donee or donees thereof agree in writing to be bound by the restrictions contained in the lock-up agreement;

•

to any trust or family limited partnership for the direct or indirect benefit of our executive officers or directors or the directors of Banner Bank or the immediate family of one of the foregoing, provided that the trustee of the trust or general partner of the family limited partnership agrees in writing to be bound by the restrictions set forth in the lock-up agreement, and provided further that any such transfer shall not involve a disposition for value;

•

as a result of a pledge or hypothecation, in a bona fide transaction, outstanding as of the date of the lock up agreement, to a lender to one of our executive officers or directors or the directors of Banner Bank, as disclosed in writing to the underwriters;

•

upon the death of one of our executive officers or directors or the directors of Banner Bank to his or her executors, administrators, testamentary trustees, legatees or beneficiaries provided that all such transferees agree to be bound by the restrictions set forth in the lock-up agreement;

•

pursuant to the exercise by one of our executive officers or directors or the directors of Banner Bank of stock options that have been granted by us prior to, and are outstanding as of, the date of the underwriting agreement, where the common stock received upon any such exercise is held by one of our executive officers or directors or the directors of Banner Bank, individually or as fiduciary, in accordance with the terms of the lock-up agreement; or

•	with the prior written consent of the underwriters in the underwriters’ sole and absolute discretion.

For purposes of the lock-up agreement, “immediate family” means any relationship by blood, marriage or adoption, not more remote than first cousin.

The underwriters may, in their sole discretion and at any time and from time to time, without notice, release all or any portion of the foregoing shares and other securities from the foregoing restrictions.

Indemnity. We and our subsidiary, Banner Bank, have agreed jointly and severally, to indemnify the underwriters and persons who control the underwriters, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriters may be required to make in respect of these liabilities.

Our common stock is listed on The NASDAQ Global Select Market under the trading symbol “BANR.”

Stabilization. In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions and syndicate covering transactions and penalty bids.

•

Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

•

Over-allotment transactions involve sales by the underwriters of shares of common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position that may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions and syndicate covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The NASDAQ Global Select Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making. In connection with this offering, the underwriters and selected dealers, if any, who are qualified market makers on The NASDAQ Global Select Market, may engage in passive market making transactions in our common stock on The NASDAQ Global Select Market in accordance with Rule 103 of Regulation M under the Securities Act of 1933, as amended. Rule 103 permits passive market making activity by the participants in our common stock offering. Passive market making may occur before the pricing of our offering, or before the commencement of offers or sales of our common stock. Each passive market maker must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the bid of the passive market maker, however, the bid must then be lowered when purchase limits are exceeded. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. The underwriters and other dealers are not required to engage in passive market making and may end passive market making activities at any time.

Our Relationship with the Underwriters. From time to time, the underwriters and some of their respective affiliates have provided and may continue to provide financial advisory and investment banking services to us from time to time in the ordinary course of their respective businesses, and have received, and may continue to receive, compensation for such services. On October 1, 2009, Banner Bank entered into a commitment letter with the Davidson Companies, the parent company of D.A. Davidson & Co., pursuant to which Banner Bank agreed to provide a $20 million credit facility to Davidson Companies, that could be drawn upon over a two year advance period, subject to the satisfaction of certain conditions set forth in the commitment letter. The commitment letter provides that the loan balance actually outstanding at the end of the advance period would be repaid in scheduled installments, with a final maturity of December 31, 2021. The parties anticipate entering into definitive documents related to the loan on or about December 31, 2009.

LEGAL MATTERS

Certain matters relating to the offering of the common stock will be passed upon for us by Breyer & Associates PC, McLean, Virginia and Witherspoon, Kelley, Davenport & Toole, P.S., Spokane, Washington. Certain legal matters will be passed upon for the underwriters by Manatt, Phelps & Phillips, LLP, Los Angeles, California.

EXPERTS

The consolidated statements of financial condition of Banner Corporation as of December 31, 2008 and 2007, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008, and the effectiveness of internal control over financial reporting of Banner Corporation as of December 31, 2008, have been audited by Moss Adams, LLP, independent registered public accounting firm, as stated in its report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, which means we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect without charge any documents filed by us at the Public Reference Room of the Securities and Exchange Commission, or SEC, at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 to register with the SEC the shares of common stock to be issued in this offering. This prospectus supplement and the accompanying prospectus do not contain all of the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus supplement or the accompanying prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect without charge a copy of the registration statement at the SEC’s Public Reference Room in Washington D.C., as well as through the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

As allowed by the SEC’s rules, we “incorporate by reference” certain information that we file with the SEC, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus supplement.

We incorporate by reference in this prospectus supplement the documents listed below and all documents that we file with the SEC after the date of this prospectus supplement and prior to the termination of this offering under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, other than, in each case, any of such documents or information that are deemed to have been furnished and not filed in accordance with the rules of the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (including the portions of our 2009 proxy material incorporated by reference into the Form 10-K);

•	Our amendment to the Annual Report on Form 10-K/A for the year ended December 31, 2008;

•	Form 10-Qs for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009 (including any amendments to each such Form 10-Q); and

•	Current Report on Form 8-K filed on August 28, 2009.

Nothing in this prospectus supplement shall be deemed to incorporate information deemed furnished but not filed with the SEC.

These documents are available without charge to you on the Internet at http://www.bannerbank.com if you call or write to: Investors Relation, Banner Corporation, P.O. Box 907, Walla Walla, Washington 99362, telephone: (800) 272-9933. The reference to our website is not intended to be an active link and the information on our website is not, and you must not consider the information to be, a part of this prospectus supplement.

PROSPECTUS

$100,000,000

Banner Corporation

Debt Securities

Common Stock

Preferred Stock

Warrants

Units

We may offer and sell from time to time, in one or more series, our debt securities, which may consist of notes, debentures, or other evidences of indebtedness, shares of our common stock or preferred stock, warrants representing rights to purchase these securities and units comprised of two or more of these securities in any combination. The debt securities and preferred stock may be convertible into or exchangeable for other securities of ours. This prospectus provides you with a general description of these securities. Each time we offer any securities pursuant to this prospectus, we will provide you with a prospectus supplement, and, if necessary, a pricing supplement, that will describe the specific amounts, prices and terms of the securities being offered. These supplements may also add, update or change information contained in this prospectus. To understand the terms of the securities offered, you should carefully read this prospectus with the applicable supplements, which together provide the specific terms of the securities we are offering.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “BANR.”

These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement for those securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus or the accompanying prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 9, 2007

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS AND THE

ACCOMPANYING PROSPECTUS SUPPLEMENT

We may provide information to you about the securities we are offering in three separate documents that progressively provide more detail:

•	this prospectus, which provides general information, some of which may not apply to your securities;

•	the accompanying prospectus supplement, which describes the terms of the securities, some of which may not apply to your securities; and

•	if necessary, a pricing supplement, which describes the specific terms of your securities.

If the terms of your securities vary among the pricing supplement, the prospectus supplement and the accompanying prospectus, you should rely on the information in the following order of priority:

•	the pricing supplement, if any;

•	the prospectus supplement; and

•	the prospectus.

We include cross-references in this prospectus and the accompanying prospectus supplement to captions in these materials where you can find further related discussions. The following table of contents and the table of contents included in the accompanying prospectus supplement provide the pages on which these captions are located.

Unless indicated in the applicable prospectus supplement, we have not taken any action that would permit us to publicly sell these securities in any jurisdiction outside the United States. If you are an investor outside the United States, you should inform yourself about and comply with any restrictions as to the offering of the securities and the distribution of this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the “SEC,” utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time offer and sell the securities described in this prospectus in one or more offerings, up to a total dollar amount for all offerings of $100,000,000. This prospectus provides you with a general description of the securities covered by it. Each time we offer these securities, we will provide a prospectus supplement that will contain specific information about the terms of the offer and include a discussion of any risk factors or other special considerations that apply to the securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and any pricing supplement together with the additional information described under the heading “Where You Can Find More Information.”

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Banner Corporation,” the “Company,” “we,” “us,” “our” or similar references mean Banner Corporation and references to the “Bank” mean Banner Bank.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act of 1933, or the “Securities Act,” that registers the offer and sale of the securities that we may offer under this prospectus. The registration statement, including the attached exhibits and schedules included or incorporated by reference in the registration statement, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus. In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, or the “Exchange Act.”

You may read and copy this information at the Public Reference Room of the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers like us who file electronically with the SEC. The address of that site is:

http://www.sec.gov

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document that we file separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC.

SEC Filings	Period or Filing Date (as applicable)
Annual Report on Form 10-K	Year ended December 31, 2005

Quarterly Report on Form 10-Q	Quarter ended March 31, 2006

Quarterly Report on Form 10-Q	Quarter ended June 30, 2006

Quarterly Report on Form 10-Q	Quarter ended September 30, 2006

Current Reports on Form 8-K	June 7, 2006, June 19, 2006, July 19, 2006, December 12, 2006 (two reports) and December 19, 2006 (two reports)

This prospectus also incorporates by reference the description of our common stock set forth in the registration statement on Form 8-A (No. 0-26584) filed on August 8, 1995, and any amendment or report filed with the SEC for the purpose of updating such description.

In addition, we incorporate by reference all future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of our initial registration statement relating to the securities until the completion of the offering of the securities covered by this prospectus or until we terminate this offering. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than current reports furnished under Items 2.02 or 7.01 of Form 8-K), as well as proxy statements.

The information incorporated by reference contains information about us and our business, financial condition and results of operations and is an important part of this prospectus.

You can obtain any of the documents incorporated by reference in this document through us, or from the SEC through the SEC’s Internet world wide web site at www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in those documents. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

Banner Corporation

Attention: Albert H. Marshall

10 South First Avenue

Walla Walla, Washington 99362

509-526-8894

In addition, we maintain a corporate website, www.bannerbank.com. We make available, through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. This reference to our website is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on the website into this registration statement.

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, those contained in this prospectus or in any of the materials that we have incorporated into this prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the applicable prospectus supplements and the other documents we incorporate by reference in this prospectus, may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Forward-looking statements, which are based on certain assumptions and describe our future goals, plans, strategies, and expectations, are generally identified by use of the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Although we believe that our plans, intentions and expectations, as reflected in these forward-looking statements are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved or realized. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus, the applicable prospectus supplements or any document incorporated by reference. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth under Item 1A—“Risk Factors” in our most recent annual report on Form 10-K, under the caption “Risk Factors” in the applicable prospectus supplement, and in other reports filed with the Securities and Exchange Commission. Additional factors include, but are not limited to:

•	the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs;

•	changes in general economic conditions, either nationally or in our market areas;

•	changes in the levels of general interest rates, deposit interest rates, our net interest margin and funding sources;

•	fluctuations in the demand for loans and in real estate values in our market areas;

•	fluctuations in agricultural commodity prices, crop yields and weather conditions;

•	our ability to control operating costs and expenses;

•	our ability to successfully implement our branch expansion strategy;

•

our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames;

•	our ability to manage loan delinquency rates;

•	our ability to retain key members of our senior management team;

•	costs and effects of litigation;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	legislative or regulatory changes that adversely affect our business;

•	adverse changes in the securities markets;

•	inability of key third-party providers to perform their obligations to us;

•	changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board;

•	war or terrorist activities; and

•	other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control.

You should not place undue reliance on these forward-looking statements, which reflect our expectations only as of the date of this prospectus. We do not assume any obligation to revise forward-looking statements except as may be required by law.

BANNER CORPORATION

We are a bank holding company incorporated in the State of Washington. We operate primarily through our wholly-owned subsidiary, Banner Bank, which conducts business from its main office in Walla Walla, Washington and its 58 branch offices and 12 loan production offices located in 24 counties in Washington, Oregon and Idaho. Banner Bank offers a wide variety of commercial banking services and financial products to individuals, businesses and public sector entities in its primary market areas in the Northwest. Banner Bank’s primary business is that of a traditional banking institution, accepting deposits and originating loans in the Northwest. Lending activities include commercial business and commercial real estate loans, agricultural business loans, construction and land development loans, one- to four-family residential loans and consumer loans. As of September 30, 2006, we had total consolidated assets of $3.453 billion, total deposits of $2.744 billion and total stockholders’ equity of $241.7 million.

Our common stock trades on the Nasdaq Global Select Market under the symbol “BANR.”

Banner Bank is subject to comprehensive regulation, examination and supervision by the State of Washington Department of Financial Institutions, Division of Banks, or the “Division,” and the Federal Deposit Insurance Corporation, or the “FDIC.” Banner Corporation is subject to regulation, examination and supervision by the Board of Governors of the Federal Reserve System, or the “FRB,” as a bank holding company.

Our principal executive offices are located at 10 South First Avenue, Walla Walla, Washington 99362. Our telephone number is (509) 527-3636.

Additional information about us and our subsidiaries is included in documents incorporated by reference in this prospectus. See “Where You Can Find More Information” on page 4 of this prospectus.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges were as follows for the periods presented:

	Nine Months Ended September 30,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
Ratio of earnings to fixed charges:
Including interest on customer deposits	1.29x	1.26x	1.15x	1.32x	1.27x	1.14x	1.09x
Excluding interest on customer deposits	2.20x	1.69x	1.43x	1.78x	1.65x	1.35x	1.22x

For the purpose of computation, the term “earnings” represents earnings from continuing operations before taxes and interest expense. Fixed charges, excluding interest on customer deposits, represents interest expense on Federal Home Loan Bank advances and other borrowed funds. Fixed charges, including interest on customer deposits, represent all of the foregoing items plus interest on deposits.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the prospectus supplement relating to a specific issue of securities. Our general corporate purposes may include repurchasing our outstanding common stock, financing possible acquisitions of branches, other financial institutions, other businesses that are related to banking or diversification into other banking-relating businesses, extending credit to, or funding investments in, our subsidiaries and repaying, reducing or refinancing indebtedness.

The precise amounts and the timing of our use of the net proceeds will depend upon market conditions, our subsidiaries’ funding requirements, the availability of other funds and other factors. Until we use the net proceeds from the sale of any of our securities for general corporate purposes, we will use the net proceeds to reduce our indebtedness or for temporary investments. We expect that we will, on a recurrent basis, engage in additional financings as the need arises to finance our corporate strategies, to fund our subsidiaries, to finance acquisitions or otherwise.

REGULATION AND SUPERVISION

Our principal subsidiary, Banner Bank, is a Washington-chartered commercial bank and is subject to regulation and supervision by the Division and by the FDIC. As the holding company for Banner Bank, we are a bank holding company subject to regulation and supervision by the FRB.

Because we are a holding company, our rights and the rights of our creditors, including the holders of the debt securities, preferred stock and common stock we are offering under this prospectus, to participate in the assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

In addition, dividends, loans and advances from Banner Bank are restricted by federal and state statutes and regulations. The FDIC and the Division can limit Banner Bank’s payment of dividends based on, among other factors, the maintenance of adequate capital for such subsidiary bank.

In addition, there are various statutory and regulatory limitations on the extent to which Banner Bank can finance us or otherwise transfer funds or assets to us, whether in the form of loans, extensions of credit, investments or asset purchases. These extensions of credit and other transactions involving Banner Bank and us are limited in amount to 10% of Banner Bank’s capital and surplus and, with respect to us and any nonbanking subsidiaries, to an aggregate of 20% of Banner Bank’s capital and surplus. Furthermore, loans and extensions of credit are required to be secured in specified amounts and are required to be on terms and conditions consistent with safe and sound banking practices.

For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries, and specific information relevant to us, you should refer to our most recent Annual Report on Form 10-K and the subsequent quarterly and current reports filed by us with the SEC pursuant to the Exchange Act, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors and the deposit insurance funds that insure deposits of banks, rather than for the protection of security holders.

Changes to the laws and regulations applicable to us or our subsidiaries can affect the operating environment of bank holding companies and their subsidiaries in substantial and unpredictable ways. We cannot accurately predict whether those changes in laws and regulations will occur, and, if those changes occur, the ultimate effect they would have upon our or our subsidiaries’ financial condition or results of operations.

DESCRIPTION OF THE SECURITIES

This prospectus contains a summary of the debt securities, the common stock, the preferred stock, the warrants and the units. The following summaries are not meant to be a complete description of each security. You should read these documents as well as the documents filed as exhibits to the registration statement and the documents incorporated by reference. Capitalized terms used in this prospectus that are not defined will have the meanings given them in these documents.

DESCRIPTION OF DEBT SECURITIES

We may issue senior debt securities or subordinated debt securities. Senior debt securities will be issued under an indenture, referred to as the “senior indenture,” between us and Wilmington Trust Company, as senior indenture trustee. Subordinated debt securities will be issued under a separate indenture, referred to as the “subordinated indenture,” between us and Wilmington Trust Company, as subordinated indenture trustee. The senior indenture and the subordinated indenture are sometimes collectively referred to in this prospectus as the “indentures.” The indentures will be subject to and governed by the Trust Indenture Act of 1939. A copy of the form of each of these indentures is an exhibit to the registration statement of which this prospectus is a part.

The following briefly describes the general terms and provisions of the debt securities which may be offered and the indentures governing them. The particular terms of the debt securities offered, and the extent, if any, to which these general provisions may apply to the debt securities so offered, will be described in a prospectus supplement relating to those securities. The following descriptions of the indentures are not complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the respective indentures.

General

The indentures permit us to issue the debt securities from time to time, without limitation as to aggregate principal amount, and in one or more series. The indentures also do not limit or otherwise restrict the amount of other indebtedness which we may incur or other securities which we or our subsidiaries may issue, including indebtedness which may rank senior to the debt securities. Nothing in the subordinated indenture prohibits the issuance of securities representing subordinated indebtedness that is senior or junior to the subordinated debt securities.

Unless we give you different information in the prospectus supplement, the senior debt securities will be unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. Payments on the subordinated debt securities will be subordinated to the prior payment in full of all of our senior indebtedness, as described under “Description of Debt Securities—Subordination” and in the applicable prospectus supplement.

We may issue debt securities if the conditions contained in the applicable indenture are satisfied. These conditions include the adoption of resolutions by our board of directors that establish the terms of the debt securities being issued. Any resolution approving the issuance of any issue of debt securities will include the terms of that issue of debt securities, which may include:

•	the title and series designation;

•	the aggregate principal amount and the limit, if any, on the aggregate principal amount or initial issue price of the debt securities which may be issued under the applicable indenture;

•	the principal amount payable, whether at maturity or upon earlier acceleration;

•

whether the principal amount payable will be determined with reference to an index, formula or other method which may be based on one or more currencies, currency units, composite currencies, commodities, equity indices or other indices;

•	whether the debt securities will be issued as original issue discount securities (as defined below);

•	the date or dates on which the principal of the debt securities is payable;

•	any fixed or variable interest rate or rates per annum or the method or formula for determining an interest rate;

•	the date from which any interest will accrue;

•	any interest payment dates;

•	whether the debt securities are senior or subordinated, and if subordinated, the terms of the subordination;

•	the price or prices at which the debt securities will be issued, which may be expressed as a percentage of the aggregate principal amount of those debt securities;

•	the stated maturity date;

•	whether the debt securities are to be issued in global form;

•	any sinking fund requirements;

•	any provisions for redemption, the redemption price and any remarketing arrangements;

•	the denominations of the securities or series of securities;

•	whether the debt securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

•	any restrictions on the offer, sale and delivery of the debt securities;

•	the place or places where payments or deliveries on the debt securities will be made and may be presented for registration of transfer or exchange;

•	whether any of the debt securities will be subject to defeasance in advance of the date for redemption or the stated maturity date;

•

the terms, if any, upon which the debt securities are convertible into other securities of ours or another issuer and the terms and conditions upon which any conversion will be effected, including the initial conversion price or rate, the conversion period and any other provisions in addition to or instead of those described in this prospectus;

•	a description of any documents or certificates that must be received prior to the issuance of any definitive securities;

•

whether and under what circumstances additional amounts will be paid to non-U.S. citizens in connection with any tax, assessment or governmental charge and whether securities may be redeemed in lieu of paying such additional fees;

•	the identity of each security registrar or paying agent (if other than trustee);

•	any provisions granting special rights to securities holders upon the occurrence of specified events;

•	any deletions from, modifications of, or additions to any default events or covenants set forth in the form of indenture;

•	the portion of the principal amount payable upon the declaration of acceleration of the maturity of any securities;

•	the date any bearer securities of or within the series and any temporary global security representing outstanding securities shall be dated, if other than date of original issuance; and

•	any other terms of the debt securities which are not inconsistent with the provisions of the applicable indenture.

The debt securities may be issued as “original issue discount securities” which bear no interest or interest at a rate which at the time of issuance is below market rates and which will be sold at a substantial discount below their principal amount. If the maturity of any original issue discount security is accelerated, the amount payable to the holder of the security will be determined by the applicable prospectus supplement, the terms of the security and the relevant indenture, but may be an amount less than the amount payable at the maturity of the principal of that original issue discount security. Special federal income tax and other considerations relating to original issue discount securities will be described in the applicable prospectus supplement.

Under the indentures, the terms of the debt securities of any series may differ and we may, without the consent of the holders of the debt securities of any series, reopen a previous series of debt securities and issue additional debt securities of that series or establish additional terms of that series.

Please see the prospectus supplement or pricing supplement you have received or will receive for the terms of the specific debt securities we are offering.

You should be aware that special United States Federal income tax, accounting and other considerations may apply to the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations.

Ranking of Debt Securities; Holding Company Structure

Senior Debt Securities. Payment of the principal of, premium, if any, and interest on senior debt securities will rank on a parity with all of our other unsecured and unsubordinated debt.

Subordinated Debt Securities. Payment of the principal of, premium, if any, and interest on subordinated debt securities will be junior in right of payment to the prior payment in full of all of our senior indebtedness, including senior debt securities. We will state in the applicable prospectus supplement relating to any subordinated debt securities the subordination terms of the securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to those subordinated debt securities. We will also state in that prospectus supplement limitations, if any, on the issuance of additional senior indebtedness.

Holding Company Structure. The debt securities will be our exclusive obligations. We are a holding company and substantially all of our consolidated assets are held by our subsidiary, Banner Bank. Accordingly, our cash flows and our ability to service our debt, including the debt securities, are dependent upon the results of operations of our subsidiaries and the distribution of funds by our subsidiaries to us. Various statutory and regulatory restrictions, however, limit directly or indirectly the amount of dividends our subsidiaries can pay, and also restrict certain subsidiaries from making investments in or loans to us.

Because we are a holding company, the debt securities will be effectively subordinated to all existing and future liabilities, including indebtedness, customer deposits, trade payables, guarantees and lease obligations, of our subsidiaries. Therefore, our rights and the rights of our creditors, including the holders of the debt securities, to participate in the assets of any subsidiary upon that subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors and, if applicable, its depositors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary, in which case our claims would still be effectively subordinate to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinate to any indebtedness of the subsidiary senior to that held by us. If a receiver or conservator were appointed for Banner Bank, the Federal Deposit Insurance Act recognizes a priority in favor of the holders of withdrawable deposits (including the FDIC as subrogee or transferee) over general creditors. Claims for customer deposits would have a priority over any claims that we may ourselves have as a creditor of Banner Bank. Unless otherwise specified in the applicable prospectus supplement, the indentures will not limit the amount of indebtedness or other liabilities that we and our subsidiaries may incur.

Subordinated Debt Securities Intended to Qualify as Tier 2 Capital

Unless otherwise stated in the applicable prospectus supplement, it is currently intended that the subordinated debt securities will qualify as Tier 2 Capital under the guidelines established by the Board of Governors of the Federal Reserve System for bank holding companies. The guidelines set forth specific criteria for subordinated debt to qualify as Tier 2 Capital. Among other things, the subordinated debt must:

•	be unsecured;

•	have a minimum average maturity of five years;

•	be subordinated in right of payment;

•	not contain provisions permitting the holders of the debt to accelerate payment of principal prior to maturity except in the event of bankruptcy of the issuer; and

•

not contain provisions that would adversely affect liquidity or unduly restrict management’s flexibility to operate the organization, particularly in times of financial difficulty, such as limitations on additional secured or senior borrowings, sales or dispositions of assets or changes in control.

Registration and Transfer

Holders may present debt securities in registered form for transfer or exchange for other debt securities of the same series at the offices of the applicable indenture trustee according to the terms of the applicable indenture and the debt securities.

Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be issued in fully registered form, and in denominations of $1,000 and any integral multiple thereof.

No service charge will be required for any transfer or exchange of the debt securities but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange.

Payment and Place of Payment

We will pay or deliver principal and any premium and interest in the manner, at the places and subject to the restrictions set forth in the applicable indenture, the debt securities and the applicable prospectus supplement. However, at our option, we may pay any interest by check mailed to the holders of registered debt securities at their registered addresses.

Global Securities

Each indenture provides that we may issue debt securities in global form. If any series of debt securities is issued in global form, the prospectus supplement will describe any circumstances under which beneficial owners of interests in any of those global debt securities may exchange their interests for debt securities of that series and of like tenor and principal amount in any authorized form and denomination.

Redemption and Repurchase

The debt securities of any series may be redeemable at our option, may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase by us at the option of the holders, in each case upon the terms, at the times and at the prices set forth in the applicable prospectus supplement and pricing supplement, if any. Unless otherwise stated in the applicable prospectus supplement, however, we currently do not intend to issue subordinated debt securities with redemption or repurchase features to the extent these features would prevent the subordinated debt securities from qualifying as Tier 2 Capital under the guidelines of the Board of Governors of the Federal Reserve System. See “—Subordinated Debt Securities Intended to Qualify as Tier 2 Capital.”

Conversion or Exchange Rights

If debt securities may be convertible into or exchangeable for shares of our equity securities or other securities, the terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding the convertibility or exchangeability of the debt securities, including who may convert or exchange;

•	events requiring adjustment to the conversion or exchange price;

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities; and

•	any anti-dilution provisions, if applicable.

Absence of Limitation on Indebtedness and Liens; Absence of Event Risk Protection

Unless otherwise stated in the prospectus supplement relating to a series of debt securities, the indentures will not limit the amount of indebtedness, guarantees or other liabilities that we and our subsidiaries may incur and will not prohibit us or our subsidiaries from creating or assuming liens on our properties, including the capital stock of Banner Bank and any other subsidiary. Unless otherwise provided in the related prospectus supplement, the indentures will not require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity, and will not contain provisions which would give holders of the debt securities the right to require us to repurchase their debt securities in the event we undergo a takeover, recapitalization or similar restructuring or change in control.

Events of Default

Unless otherwise indicated in the applicable prospectus supplement, the following are events of default under the senior indenture with respect to the senior debt securities and under the subordinated indenture with respect to the subordinated debt securities:

•	default in the payment of any principal or premium or make-whole amount, if any, on the debt securities when due;

•	default in the payment of any interest on the debt securities, or of any coupon pertaining thereto, when due, which continues for 30 days;

•	default in the deposit of any sinking fund payment on the debt securities when due;

•

default in the performance or breach of any other obligation contained in the applicable indenture for the benefit of that series of debt securities (other than defaults or breaches otherwise specifically addressed), which continues for 90 days after written notice of the default or breach;

•	specified events in bankruptcy or insolvency of the Company; and

•	any other event of default provided with respect to the debt securities of any series.

Unless otherwise indicated in the applicable prospectus supplement, if an event of default occurs and is continuing for any series of senior debt securities, unless the principal amount of all senior debt securities of that particular series has already become due and payable, the indenture trustee or the holders of not less than 25% in aggregate principal amount or, under certain circumstances, issue price of the outstanding senior debt securities of that series may declare all amounts, or any lesser amount provided for in the senior debt securities of that series, to be immediately due and payable.

Unless otherwise indicated in the applicable prospectus supplement, no event of default described in the first, second, third, fourth or sixth bullet points above will permit acceleration of the payment of the principal of the subordinated debt securities. Unless otherwise indicated in the applicable prospectus supplement, if an event of default described under the fifth bullet point above shall have occurred and be continuing, unless the principal amount of all the subordinated debt securities of a particular series has already become due and payable, the indenture trustee or the holders of not less than 25% in aggregate principal amount or, under certain circumstances, issue price of the subordinated debt securities of that series may declare all amounts or any lesser amount provided for in the subordinated debt securities of that series to be immediately due and payable. The limitation on acceleration described above is intended to permit the subordinated debt securities to qualify as Tier 2 Capital under the guidelines established by the Board of Governors of the Federal Reserve System for bank holding companies.

At any time after the applicable indenture trustee or the holders have accelerated a series of debt securities, but before the applicable indenture trustee has obtained a judgment or decree for payment of money due, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may rescind and annul that acceleration and its consequences, provided that all payments and/or deliveries due, other than those due as a result of acceleration, have been made and all events of default have been remedied or waived.

The holders of a majority in principal amount or aggregate issue price of the outstanding debt securities of any series may waive any default with respect to that series, except a default:

•	in the payment of any amounts due and payable or deliverable under the debt securities of that series; or

•	in an obligation contained in, or a provision of, an indenture which cannot be modified under the terms of that indenture without the consent of each holder of each series of debt securities affected.

The holders of a majority in principal amount or, under certain circumstances, issue price of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the applicable indenture trustee or exercising any trust or power conferred on the indenture trustee with respect to debt securities of that series, provided that any direction is not in conflict with any rule of law or the applicable indenture and the trustee may take other actions, other than those that might lead to personal liability, not inconsistent with the direction. Subject to the provisions of the applicable indenture relating to the duties of the indenture trustee, before proceeding to exercise any right or power under the indenture at the direction of the holders, the indenture trustee is entitled to receive from those holders reasonable security or indemnity against the costs, expenses and liabilities which it might incur in complying with any direction.

A holder of any debt security of any series will have the right to institute a proceeding with respect to the applicable indenture or for any remedy under the indenture, if:

•	that holder previously gives to the indenture trustee written notice of a continuing event of default with respect to debt securities of that series;

•

the holders of not less than 25% in principal amount of the outstanding securities of that series have made written request and offered the indenture trustee indemnity satisfactory to the indenture trustee to institute that proceeding as indenture trustee;

•

the indenture trustee has not received from the holders of a majority in principal amount or, under certain circumstances, issue price of the outstanding debt securities of that series a direction inconsistent with the request; and

•	the indenture trustee fails to institute the proceeding within 60 days.

However, the holder of any debt security or coupon has the right to receive payment of the principal of (and premium or make-whole amount, if any) and interest on, and any additional amounts in respect of, such debt security or payment of such coupon on the respective due dates (or, in the case of redemption, on the redemption date) and to institute suit for the enforcement of any such payment.

We are required to furnish to the indenture trustees annually a statement as to the performance of our obligations under the indentures and as to any default in that performance of which we are aware.

Modification and Waiver

Unless otherwise indicated in the applicable indenture supplement, the Company and the applicable indenture trustee may amend and modify each indenture or debt securities under that indenture with the consent of holders of at least a majority in principal amount or, under certain circumstances, issue price of each series of all outstanding debt securities then outstanding under the indenture affected. However, without the consent of each holder of any debt security issued under the applicable indenture, we may not amend or modify that indenture to:

•	change the stated maturity date of the principal of (or premium or make-whole amount, if any, on), or any installment of principal or interest on, any debt security issued under that indenture;

•

reduce the principal amount of or any make-whole amount, the rate of interest on or any additional amounts payable in respect thereof, or any premium payable upon the redemption of any debt security issued under that indenture;

•

reduce the amount of principal of an original issue discount security or make-whole amount, if any, issued under that indenture payable upon acceleration of its maturity or provable in bankruptcy or adversely affect any right of repayment of a debt security;

•	change the place or currency of payment of principal or any premium or any make-whole amount or interest on any debt security issued under that indenture;

•	impair the right to institute suit for the enforcement of any payment or delivery on or with respect to any debt security issued under that indenture;

•

reduce the percentage in principal amount of debt securities of any series issued under that indenture, the consent of whose holders is required to modify or amend the indenture or to waive compliance with certain provisions of the indenture; or

•	make any change that adversely affects the right to convert or exchange any security or decrease the conversion/exchange rate or increase the conversion/exchange price.

The holders of at least a majority in principal amount of the outstanding debt securities of any series issued under that indenture may, with respect to that series, waive past defaults under the indenture, except as described under “—Events of Default.”

Unless otherwise indicated in the applicable prospectus supplement, we and the applicable indenture trustee may also amend and modify each indenture without the consent of any holder for any of the following purposes:

•	to evidence the succession of another person to the Company;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities;

•	to add events of default for the benefit of the holders of all or any series of debt securities;

•	to add or change any provisions of the indentures to facilitate the issuance of bearer securities;

•

to change or eliminate any of the provisions of the applicable indenture in respect of any series of debt securities, so long as any such change or elimination will become effective only in respect of any series of securities when there is no outstanding security of that series which is entitled to the benefit of that provision;

•	to establish the form or terms of debt securities of any series;

•	to evidence and provide for the acceptance of appointment by a successor indenture trustee;

•

to cure any ambiguity, to correct or supplement any provision in the applicable indenture, or to make any other provisions with respect to matters or questions arising under that indenture, so long as the interests of holders of debt securities of any series are not adversely affected in any material respect by the actions taken to cure, correct or supplement a provision in an indenture;

•	to secure securities;

•	to provide for conversion rights of the holders of the debt securities of any series to enable those holders to convert those securities into other securities;

•

to close the indenture with respect to the authentication and delivery of additional series of securities or to qualify or maintain qualifications of the applicable indenture under the Trust Indenture Act; or

•

to supplement any of the provisions of an indenture as is necessary to permit or facilitate the defeasance or discharge of any series of securities under specified provisions of the indenture, provided that any such action shall not adversely affect the interests of the holders of securities of such series or any other series of securities under the indenture in any material respect.

Voting

The indentures contain provisions for convening meetings of the holders of debt securities of a series. A meeting will be permitted to be called at any time by the applicable trustee, and also, upon request, by us or the holders of at least 25% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in such indenture. Except for any consent that must be given by the holder of each debt security affected by the modifications and amendments of an indenture described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series represented at such meeting.

Notwithstanding the preceding paragraph, except as referred to above, any resolution relating to a request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, of the aggregate principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of such specified percentage.

Any resolution passed or decision taken at any properly held meeting of holders of debt securities of any series will be binding on all holders of such series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. However, if any action is to be taken relating to a consent or waiver which may be given by the holders of at least a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding such percentage will constitute a quorum.

Notwithstanding the foregoing provisions, the indentures provide that if any action is to be taken at a meeting with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that such indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected by such action, or of the holders of such series and one or more additional series:

•	there shall be no minimum quorum requirement for such meeting; and

•

the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such indenture.

Consolidation, Merger and Sale of Assets

Unless otherwise indicated in the applicable prospectus supplement, we may consolidate or merge with or into any other corporation, and we may sell, lease or convey all or substantially all of our assets to any corporation, provided that the resulting corporation, if other than the Company, is a corporation organized and existing under the laws of the United States of America or any U.S. state and assumes all of our obligations to:

(1) pay or deliver the principal and any premium or make-whole amount, if any, and any interest on, the debt securities;

(2) perform and observe all of our other obligations under the indentures and supplemental indentures; and

(3) we are not, or any successor corporation, as the case may be, is not, immediately after any consolidation or merger, in default under the indentures.

The indentures do not provide for any right of acceleration in the event of a consolidation, merger, sale of all or substantially all of the assets, recapitalization or change in our stock ownership. In addition, the indentures do not contain any provision which would protect the holders of debt securities against a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.

Regarding the Indenture Trustee

The indenture trustee provides trust services to us and our affiliates in connection with certain trust preferred securities and related junior subordinated debentures that we currently have outstanding.

The occurrence of any default under either the senior indenture, the subordinated indenture or the indenture between the Company and the indenture trustee relating to our junior subordinated debentures could create a conflicting interest for the indenture trustee under the Trust Indenture Act. If that default has not been cured or waived within 90 days after the indenture trustee has or acquired a conflicting interest, the indenture trustee would generally be required by the Trust Indenture Act to eliminate that conflicting interest or resign as indenture trustee with respect to the debt securities issued under the senior indenture or the subordinated indenture, or with respect to the junior subordinated debentures issued to certain Delaware statutory trusts of ours under separate indentures. If the indenture trustee resigns, we are required to promptly appoint a successor trustee with respect to the affected securities.

The Trust Indenture Act also imposes certain limitations on the right of the indenture trustee, as a creditor of ours, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any cash claim or otherwise. The indenture trustee will be permitted to engage in other transactions with us, provided that, if it acquires a conflicting interest within the meaning of Section 310 of the Trust Indenture Act, it must generally either eliminate that conflict or resign.

International Offering

If specified in the applicable prospectus supplement, we may issue debt securities outside the United States. Those debt securities will be described in the applicable prospectus supplement. In connection with any offering outside the United States, we will designate paying agents, registrars or other agents with respect to the debt securities, as specified in the applicable prospectus supplement.

We will describe in the applicable prospectus supplement whether our debt securities issued outside the United States: (1) may be subject to certain selling restrictions; (2) may be listed on one or more foreign stock exchanges; and (3) may have special United States tax and other considerations applicable to an offering outside the United States.

Defeasance

We may terminate or “defease” our obligations under the applicable indenture with respect to the debt securities of any series by taking the following steps:

(1) depositing irrevocably with the indenture trustee an amount, which through the payment of interest, principal or premium, if any, will provide an amount sufficient to pay the entire amount of the debt securities:

•	in the case of debt securities denominated in U.S. dollars, U.S. dollars or U.S. government obligations;

•

in the case of debt securities denominated in a foreign currency, of money in that foreign currency or foreign government obligations of the foreign government or governments issuing that foreign currency; or

•	a combination of money and U.S. government obligations or foreign government obligations, as applicable;

(2) delivering:

•	an opinion of independent counsel that the holders of the debt securities of that series will have no federal income tax consequences as a result of that deposit and termination;

•	an opinion of independent counsel that registration is not required under the Investment Company Act of 1940;

•	an opinion of counsel as to certain other matters;

•	officers’ certificates certifying as to compliance with the senior indenture and other matters; and

(3) paying all other amounts due under the indenture.

Further, the defeasance cannot cause an event of default under the indenture or any other agreement or instrument and no default under the indenture or any such other agreement or instrument can exist at the time the defeasance occurs.

Subordination

The subordinated debt securities will be subordinated in right of payment to all “senior debt,” as defined in the subordinated indenture. In certain circumstances relating to our liquidation, dissolution, receivership, reorganization, insolvency or similar proceedings, the holders of all senior debt will first be entitled to receive payment in full before the holders of the subordinated debt securities will be entitled to receive any payment on the subordinated debt securities.

If the maturity of any subordinated debt securities is accelerated, we will have to repay all senior debt before we can make any payment on the subordinated debt securities.

In addition, we may make no payment on the subordinated debt securities in the event:

•	there is an event of default with respect to any senior indebtedness which permits the holders of that senior indebtedness to accelerate the maturity of the senior indebtedness; and

•	the default is the subject of judicial proceedings or we receive notice of the default from an authorized person under the subordinated indenture.

By reason of this subordination in favor of the holders of senior indebtedness, in the event of an insolvency our creditors who are not holders of senior indebtedness or the subordinated debt securities may recover less, proportionately, than holders of senior indebtedness and may recover more, proportionately, than holders of the subordinated debt securities. Unless otherwise specified in the prospectus supplement relating to the particular series of subordinated debt securities, “senior debt” is defined in the subordinated indenture as the principal, premium, if any, unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of the following indebtedness of the Company for money borrowed, whether any such indebtedness exists as of the date of the indenture or is created, incurred, assumed or guaranteed after such date:

(i)	any debt (a) for money borrowed by the Company, or (b) evidenced by a bond, note, debenture, or similar instrument (including purchase money obligations) given in connection with the acquisition of any business, property or assets, whether by purchase, merger, consolidation or otherwise, but shall not include any account payable or other obligation created or assumed in the ordinary course of business in connection with the obtaining of materials or services, or (c) which is a direct or indirect obligation which arises as a result of banker’s acceptances or bank letters of credit issued to secure obligations of the Company, or to secure the payment of revenue bonds issued for the benefit of the Company whether contingent or otherwise;

(ii)	any debt of others described in the preceding clause (i) which the Company has guaranteed or for which it is otherwise liable;

(iii)	the obligation of the Company as lessee under any lease of property which is reflected on the Company’s balance sheet as a capitalized lease; and

(iv)	any deferral, amendment, renewal, extension, supplement or refunding of any liability of the kind described in any of the preceding clauses (i), (ii) and (iii).

“Senior debt” does not include (1) any such indebtedness, obligation or liability referred to in clauses (i) through (iv) above as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the subordinated debt securities, or ranks pari passu with the subordinated debt securities, (2) any such indebtedness, obligation or liability which is subordinated to indebtedness of the Company to substantially the same extent as or to a greater extent than the subordinated debt securities are subordinated, (3) any indebtedness to a subsidiary of the Company and (4) the subordinated debt securities.

The subordinated indenture does not limit or prohibit the incurrence of additional senior indebtedness, which may include indebtedness that is senior to the subordinated debt securities, but subordinate to our other obligations. Any prospectus supplement relating to a particular series of subordinated debt securities will set forth the aggregate amount of our indebtedness senior to the subordinated debt securities as of a recent practicable date.

The prospectus supplement may further describe the provisions, if any, which may apply to the subordination of the subordinated debt securities of a particular series.

Restrictive Covenants

The subordinated indenture does not contain any significant restrictive covenants. The prospectus supplement relating to a series of subordinated debt securities may describe certain restrictive covenants, if any, to which we may be bound under the subordinated indenture.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

Our authorized capital stock consists of:

•	25,000,000 shares of common stock, par value $.01 per share; and

•	500,000 shares of preferred stock, par value $.01 per share.

As of December 13, 2006, there were 12,313,290 shares of our common stock issued and outstanding and no shares of our preferred stock issued and outstanding.

In this section we describe certain features and rights of our capital stock. The summary does not purport to be exhaustive and is qualified in its entirety by reference to our Articles of Incorporation, Bylaws, and to applicable Washington law.

Common Stock

We may issue, either separately or together with other securities, shares of common stock. Upon our receipt of the full specified purchase price, the common stock issued will be fully paid and nonassessable. A prospectus supplement relating to an offering of common stock, or other securities convertible or exchangeable for, or exercisable into, common stock, will describe the relevant offering terms, including the number of shares offered, the initial offering price, and market price and dividend information, as well as, if applicable, information on other related securities.

Except as described below under “—Anti-takeover Effects—Restrictions on Voting Rights,” each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the common shareholders. There are no cumulative voting rights. Subject to preferences to which holders of any shares of preferred stock may be entitled, holders of common stock will be entitled to receive ratably any dividends that may be declared from time to time by the Board of Directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share in our assets remaining after the payment or provision for payment of our debts and other liabilities, distributions or provisions for distributions in settlement of the liquidation account established in connection with the conversion of Banner Bank from the mutual to the stock form of ownership, and the satisfaction of any liquidation preferences granted to the holders of any shares of preferred stock that may be outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions that apply to the common stock. All shares of common stock currently outstanding are fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock

The following summary contains a description of the general terms of the preferred stock that we may issue. The specific terms of any series of preferred stock will be described in the prospectus supplement relating to that series of preferred stock. The terms of any series of preferred stock may differ from the terms described below. Certain provisions of the preferred stock described below and in any prospectus supplement are not complete. You should refer to the amendment to our Articles of Incorporation, with respect to the establishment of a series of preferred stock which will be filed with the SEC in connection with the offering of such series of preferred stock.

General. Our Articles of Incorporation permits our board of directors to authorize the issuance of up to 500,000 shares of preferred stock, par value $0.01, in one or more series, without shareholder action. The board of directors can fix the designation, powers, preferences and rights of each series. Therefore, without shareholder approval (except as may be required by the rules of The Nasdaq Stock Market or any other exchange or market on which our securities may then be listed or quoted), our board of directors can authorize the issuance of preferred stock with voting, dividend, liquidation and conversion and other rights that could dilute the voting power or other rights or adversely affect the market value of the common stock and may assist management in impeding any unfriendly takeover or attempted change in control. See “—Anti-Takeover Effects—Authorized Shares.”

The preferred stock has the terms described below unless otherwise provided in the prospectus supplement relating to a particular series of the preferred stock. You should read the prospectus supplement relating to the particular series of the preferred stock being offered for specific terms, including:

•	the designation and stated value per share of the preferred stock and the number of shares offered;

•	the amount of liquidation preference per share;

•	the price at which the preferred stock will be issued;

•

the dividend rate, or method of calculation, the dates on which dividends will be payable, whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will commence to accumulate;

•	any voting rights;

•	any redemption or sinking fund provisions;

•	any conversion provisions; and

•	any other rights, preferences, privileges, limitations and restrictions on the preferred stock.

Upon our receipt of the full specified purchase price, the preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, each series of the preferred stock will rank equally as to dividends and liquidation rights in all respects with each other series of preferred stock. The rights of holders of shares of each series of preferred stock will be subordinate to those of our general creditors.

We may, at our option, with respect to any series of the preferred stock, elect to offer fractional interests in shares of preferred stock. The fractional interest will be specified in the prospectus supplement relating to a particular series of the preferred stock.

Rank. Any series of the preferred stock will, with respect to the priority of the payment of dividends and the priority of payments upon liquidation, winding up and dissolution, rank:

•

senior to all classes of common stock and all equity securities issued by us the terms of which specifically provide that the equity securities will rank junior to the preferred stock (referred to as the “junior securities”);

•

equally with all equity securities issued by us the terms of which specifically provide that the equity securities will rank equally with the preferred stock (referred to as the “parity securities”); and

•	junior to all equity securities issued by us the terms of which specifically provide that the equity securities will rank senior to the preferred stock.

Dividends. Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, cash dividends at such rates and on such dates described, if any, in the prospectus supplement. Different series of preferred stock may be entitled to dividends at different rates or based on different methods of calculation. The dividend rate may be fixed or variable or both. Dividends will be payable to the holders of record as they appear on our stock books on record dates fixed by our board of directors, as specified in the applicable prospectus supplement.

Dividends on any series of the preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement. If our board of directors does not declare a dividend payable on a dividend payment date on any series of noncumulative preferred stock, then the holders of that noncumulative preferred stock will have no right to receive a dividend for that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment dates. Dividends on any series of cumulative preferred stock will accrue from the date we initially issue shares of such series or such other date specified in the applicable prospectus supplement.

No full dividends may be declared or paid or funds set apart for the payment of any dividends on any parity securities unless dividends have been paid or set apart for payment on the preferred stock. If full dividends are not paid, the preferred stock will share dividends pro rata with the parity securities. No dividends may be declared or paid or funds set apart for the payment of dividends on any junior securities unless full cumulative dividends for all dividend periods terminating on or prior to the date of the declaration or payment will have been paid or declared and a sum sufficient for the payment set apart for payment on the preferred stock.

Our ability to pay dividends on our preferred stock is subject to policies established by the FRB.

Rights Upon Liquidation. If we dissolve, liquidate or wind up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive, before any payment or distribution of assets is made to holders of junior securities, liquidating distributions in the amount described in the prospectus supplement relating to that series of the preferred stock, plus an amount equal to accrued and unpaid dividends and, if the series of the preferred stock is cumulative, for all dividend periods prior to that point in time. If the amounts payable with respect to the preferred stock of any series and any other parity securities are not paid in full, the holders of the preferred stock of that series and of the parity securities will share proportionately in the distribution of our assets in proportion to the full liquidation preferences to which they are entitled. After the holders of preferred stock and the parity securities are paid in full, they will have no right or claim to any of our remaining assets.

Because we are a bank holding company, our rights and the rights of our creditors and of our shareholders, including the holders of any shares of preferred stock then outstanding, to participate in the assets of any subsidiary upon the subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

Redemption. We may provide that a series of the preferred stock may be redeemable, in whole or in part, at our option with prior FRB approval. In addition, a series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund or otherwise. The redemption provisions that may apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be described in the prospectus supplement.

In the event of partial redemptions of preferred stock, whether by mandatory or optional redemption, our board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined to be equitable.

On or after a redemption date, unless we default in the payment of the redemption price, dividends will cease to accrue on shares of preferred stock called for redemption. In addition, all rights of holders of the shares will terminate except for the right to receive the redemption price.

Unless otherwise specified in the applicable prospectus supplement for any series of preferred stock, if any dividends on any other series of preferred stock ranking equally as to payment of dividends and liquidation rights with such series of preferred stock are in arrears, no shares of any such series of preferred stock may be redeemed, whether by mandatory or optional redemption, unless all shares of preferred stock are redeemed, and we will not purchase any shares of such series of preferred stock. This requirement, however, will not prevent us from acquiring such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

Voting Rights. Unless otherwise described in the applicable prospectus supplement, holders of the preferred stock will have no voting rights except as otherwise required by law or in our Articles of Incorporation.

Under regulations adopted by the FRB, if the holders of any series of the preferred stock are or become entitled to vote for the election of directors, such series may then be deemed a “class of voting securities” and a holder of 10% or more of such series that is a company may then be subject to regulation as a bank holding company. In addition, at such time as such series is deemed a class of voting securities, (a) any holder that is a bank holding company may be required to obtain the approval of the FRB to acquire or retain more than 5% of that series and (b) any person may be required to obtain the approval of the FRB to acquire or retain 10% or more of that series.

Exchangeability. We may provide that the holders of shares of preferred stock of any series may be required at any time or at maturity to exchange those shares for our debt securities. The applicable prospectus supplement will specify the terms of any such exchange.

Anti-takeover Effects

The provisions of our Articles of Incorporation, our Bylaws, and Washington law summarized in the following paragraphs may have anti-takeover effects and may delay, defer, or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of management more difficult.

Authorized Shares. Our Articles of Incorporation authorize the issuance of 25,000,000 shares of common stock and 500,000 shares of preferred stock. These shares of common stock and preferred stock provide our Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of us. The Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the Board has the power to the extent consistent with its fiduciary duty to issue a series of preferred stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks control of us, and thereby assist members of management to retain their positions.

Restrictions on Voting Rights. Our Articles of Incorporation provide for restrictions on voting rights of shares owned in excess of 10% of any class of our equity security. Specifically, our Articles of Incorporation provide that if any person or group acting in concert acquires the beneficial ownership of more than 10% of any class of our equity security without the prior approval by a two-thirds vote of our “Continuing Directors,” (as defined therein) then, with respect to each vote in excess of 10% of the voting power of our outstanding shares of voting stock which such person would otherwise have been entitled to cast, such person shall be entitled to cast only one-hundredth of one vote per share. Exceptions from this limitation are provided for, among other things, any proxy granted to one or more of our “Continuing Directors” and for our employee benefit plans. Under our Articles of Incorporation, the restriction on voting shares beneficially owned in violation of the foregoing limitations is imposed automatically, and the Articles of Incorporation provide that a majority of our Continuing Directors have the power to construe the forgoing restrictions and to make all determinations necessary or desirable to implement these restrictions. These restrictions would, among other things, restrict voting power of a beneficial owner of more than 10% of our outstanding shares of common stock in a proxy contest or on other matters on which such person is entitled to vote.

Board of Directors. Our Board of Directors is divided into three classes, each of which contains approximately one-third of the members of the Board. The members of each class are elected for a term of three years, with the terms of office of all members of one class expiring each year so that approximately one-third of the total number of directors is elected each year. The classification of directors, together with the provisions in our Articles of Incorporation described below that limit the ability of shareholders to remove directors and that permit only the remaining directors to fill any vacancies on the Board of Directors, have the effect of making it more difficult for shareholders to change the composition of the Board of Directors. As a result, at least two annual meetings of shareholders will be required for the shareholders to change a majority of the directors, whether or not a change in the Board of Directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable.

Our Articles of Incorporation provides that the size of the Board shall be not less than five or more than 25 as set in accordance with the Bylaws. In accordance with the Bylaws, the number of directors is currently set at twelve. The Articles of Incorporation provide that any vacancy occurring in the Board, including a vacancy created by an increase in the number of directors, shall be filled by a vote of two-thirds of the directors then in office and any director so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which the director has been chosen expires. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the Board of Directors without the consent of incumbent members of the Board. The Articles of Incorporation further provide that a director may be removed from the Board of Directors prior to the expiration of his term only for cause and only upon the vote of the holders of 80% of the total votes eligible to be cast thereon. In the absence of this provision, the vote of the holders of a majority of the shares could remove the entire Board, but only with cause, and replace it with persons of such holders’ choice.

Cumulative Voting, Special Meetings and Action by Written Consent. Our Articles of Incorporation do not provide for cumulative voting for any purpose. Moreover, the Articles of Incorporation provide that special meetings of shareholders may be called only by our Board of Directors or a committee of the Board. In addition, our Bylaws require that any action taken by written consent must receive the consent of all of the outstanding voting stock entitled to vote on the action taken.

Shareholder Vote Required to Approve Business Combinations with Principal Shareholders. The Articles of Incorporation require the approval of the holders of at least 80% of our outstanding shares of voting stock to approve certain “Business Combinations” (as defined therein) involving a “Related Person” (as defined therein) except in cases where the proposed transaction has been approved in advance by two-thirds of those members of Banner Corporation’s Board of Directors who are unaffiliated with the Related Person and were directors prior to the time when the Related Person became a Related Person. The term “Related Person” is defined to include any individual, corporation, partnership or other entity (other than tax-qualified benefit plans of Banner Corporation) which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of common stock of Banner Corporation or an affiliate of such person or entity. This provision of the Articles of Incorporation applies to any “Business Combination,” which is defined to include: (i) any merger or consolidation of Banner Corporation with or into any Related Person; (ii) any sale, lease, exchange, mortgage, transfer, or other disposition of 25% or more of the assets of Banner Corporation to a Related Person; (iii) any merger or consolidation of a Related Person with or into Banner Corporation or a subsidiary of Banner Corporation; (iv) any sale, lease, exchange, transfer, or other disposition of certain assets of a Related Person to Banner Corporation or a subsidiary of Banner Corporation; (v) the issuance of any securities of Banner Corporation or a subsidiary of Banner Corporation to a Related Person; (vi) the acquisition by Banner Corporation or a subsidiary of Banner Corporation of any securities of a Related Person; (vii) any reclassification of common stock of Banner Corporation or any recapitalization involving the common stock of Banner Corporation; or (viii) any agreement or other arrangement providing for any of the foregoing.

Washington law imposes restrictions on certain transactions between a corporation and certain significant shareholders. Chapter 23B.19 of the Washington Business Corporation Act prohibits a “target corporation,” with certain exceptions, from engaging in certain “significant business transactions” with an “Acquiring Person” who acquires 10% or more of the voting securities of a target corporation for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation’s board of directors prior to the date of the acquisition or, at or subsequent to the date of the acquisition, the transaction is approved by a majority of the members of the target corporation’s board of directors and authorized at a shareholders’ meeting by the vote of at least two-thirds of the outstanding voting shares of the target corporation, excluding shares owned or controlled by the Acquiring Person. The prohibited transactions include, among others, a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the Acquiring Person, termination of 5% or more of the employees of the target corporation as a result of the Acquiring Person’s acquisition of 10% or more of the shares, or allowing the Acquiring Person to receive any disproportionate benefit as a shareholder. After the five-year period during which significant business transactions are prohibited, certain significant business transactions may occur if certain “fair price” criteria or shareholder approval requirements are met. Target corporations include all publicly-traded corporations incorporated under Washington law, as well as publicly traded foreign corporations that meet certain requirements.

Amendment of Articles of Incorporation and Bylaws. Amendments to our Articles of Incorporation must be approved by our Board of Directors by a majority vote of the Board and by our shareholders by a majority of the voting group comprising all the votes entitled to be cast on the proposed amendment, and a majority of each other voting group entitled to vote separately on the proposed amendment; provided, however, that the affirmative vote of the holders of at least 80% of votes entitled to be cast by each separate voting group entitled to vote thereon (after giving effect to the provision limiting voting rights, if applicable) is required to amend or repeal certain provisions of the Articles of Incorporation, including the provision limiting voting rights, the provisions relating to the removal of directors, shareholder nominations and proposals, the approval of certain business combinations, calling special meetings, director and officer indemnification by us and amendment of our Bylaws and Articles of Incorporation. Our Bylaws may be amended by a majority vote of our Board of Directors, or by a vote of 80% of the total votes entitled to vote generally in the election of directors at a duly constituted meeting of shareholders.

Shareholder Nominations and Proposals. Our Articles of Incorporation generally require a shareholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at a shareholder meeting to give not less than 30 nor more than 60 days’ advance notice to the Secretary of Banner Corporation. The notice provision requires a shareholder who desires to raise new business to provide certain information to us concerning the nature of the new business, the shareholder and the shareholder’s interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide us with certain information concerning the nominee and the proposing shareholder.

The cumulative effect of the restrictions on a potential acquisition of us that are contained in our Articles of Incorporation and Bylaws, and federal and Washington law, may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain shareholders may deem a potential acquisition to be in their best interests, or deem existing management not to be acting in their best interests.

Transfer Agent

The transfer agent and registrar for our common stock is Computershare.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock and debt securities. Warrants may be issued separately or together with common stock, preferred stock or debt securities offered by any prospectus supplement and may be attached to or separate from common stock, preferred stock or debt securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The description of the warrants set forth above and in any prospectus supplement is not complete. You should refer to the form of warrant agreement which will be filed with the SEC in connection with the offering of the warrants.

DESCRIPTION OF UNITS

We may issue units comprised of two or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	the terms of the unit agreement governing the units;

•	United States federal income tax considerations relevant to the units; and

•	whether the units will be issued in fully registered or global form.

The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the form of unit agreement which will be filed with the SEC in connection with the offering of such units, and, if applicable, collateral arrangements and depositary arrangements relating to such units.

PLAN OF DISTRIBUTION

We may sell our securities in any of three ways (or in any combination):

•	through underwriters or dealers;

•	through agents; or

•	directly to purchasers or to a single purchaser.

Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement that contains the specific terms of the offering. The prospectus supplement will set forth the terms of the offering of such stock, including:

•	the name or names of any underwriters, dealers or agents and the type and amounts of securities underwritten or purchased by each of them; and

•	the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of our securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions or discounts we pay for solicitation of these contracts.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates in connection with those derivatives, then the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. In that event, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

LEGAL OPINION

The validity of the securities offered hereby will be passed upon for us by Breyer & Associates PC, McLean, Virginia.

EXPERTS

The consolidated statements of financial condition of Banner Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, have been incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005, in reliance on the reports of Moss Adams LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements for the year ended December 31, 2003 incorporated in this prospectus by reference from Banner Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$75,000,000

Common Stock

PROSPECTUS SUPPLEMENT

Sole Book Running Manager	Co-Manager

SANDLER O’NEILL + PARTNERS, L.P.	D.A. DAVIDSON & CO.

December    , 2009